     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 2002



                                                      REGISTRATION NO. 333-85568

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                          THE WILLIAMS COMPANIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                           4922                           73-0569878
(State or Other Jurisdiction of   (Primary Standard Industrial            (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)         Identification Number)

              ONE WILLIAMS CENTER                           WILLIAM G. VON GLAHN, ESQ.
             TULSA, OKLAHOMA 74172                              ONE WILLIAMS CENTER
                (918) 573-2000                                 TULSA, OKLAHOMA 74172
  (Address, Including Zip Code, and Telephone                     (918) 573-2000
 Number, Including Area Code, of Registrant's         (Name, Address, Including Zip Code, and
         Principal Executive Offices)             Telephone Number, Including Area Code, of Agent
                                                                   For Service)

                                   COPIES TO:

               MARLENE ALVA, ESQ.                              JOHN W. OSBORN, ESQ.
             DAVIS POLK & WARDWELL                            PHYLLIS G. KORFF, ESQ.
              450 LEXINGTON AVENUE                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
            NEW YORK, NEW YORK 10017                            FOUR TIMES SQUARE
                 (212) 450-4000                              NEW YORK, NEW YORK 10036
                                                                  (212) 735-3000
                                                               (212) 735-2000 (FAX)

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM        AMOUNT OF
        TITLE OF EACH CLASS OF             AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING      REGISTRATION
     SECURITIES TO BE REGISTERED            REGISTERED              NOTE(1)                PRICE(1)              FEE(2)
----------------------------------------------------------------------------------------------------------------------------
8.125% Notes due March 15, 2012.......      $650,000,000              100%                $650,000,000          $59,800
8.750% Notes due March 15, 2032.......      $850,000,000              100%                $850,000,000          $78,200
Total.................................    $1,500,000,000                                $1,500,000,000         $138,000
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2) Fee previously paid.

                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT EXCHANGE THE OUTSTANDING SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NEW SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THE NEW SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED JUNE 24, 2002.


                          THE WILLIAMS COMPANIES, INC.
                               OFFER TO EXCHANGE

                               UP TO $650,000,000


                                       OF

                        8.125% NOTES DUE MARCH 15, 2012,
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                          FOR ANY AND ALL OUTSTANDING
                        8.125% NOTES DUE MARCH 15, 2012

                                      AND

                               UP TO $850,000,000


                                       OF

                        8.750% NOTES DUE MARCH 15, 2032,
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                          FOR ANY AND ALL OUTSTANDING
                        8.750% NOTES DUE MARCH 15, 2032
                               ------------------
THE NEW SECURITIES ISSUED BY WILLIAMS:


- The terms of the new 8.125% notes and the new 8.750% notes are substantially the same in all material respects as the terms of the outstanding 8.125% notes and the outstanding 8.750% notes, respectively, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding 8.125% notes and the outstanding 8.750% notes do not apply to the new 8.125% notes and the new 8.750% notes. We will issue up to $650.0 million aggregate principal amount of new 8.125% notes and up to $850.0 million aggregate principal amount of new 8.750% notes.


THE EXCHANGE OFFER:


- Expiration:  5:00 p.m., New York City time, on        , 2002, unless we extend
  the expiration date.


- Conditions: The exchange offer is not conditioned upon any aggregate principal amount of outstanding 8.125% notes or outstanding 8.750% notes being tendered.

- Tendered Securities: All outstanding 8.125% notes and outstanding 8.750% notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new 8.125% notes or new 8.750% notes that are registered under the Securities Act of 1933. If you fail to tender your outstanding 8.125% notes and outstanding 8.750% notes, you will continue to hold unregistered securities, and your ability to transfer them could be adversely affected.

- Withdrawal: Tenders of outstanding 8.125% notes and outstanding 8.750% notes may be withdrawn at any time prior to the expiration of the exchange offer.

- Tax Consequences: The exchange of outstanding 8.125% notes or outstanding 8.750% notes for new 8.125% notes or new 8.750% notes, respectively, will not be a taxable event for U.S. federal income tax purposes.

- Trading: Neither the new 8.125% notes nor the new 8.750% notes will be listed on any securities exchange.


SEE THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE 11 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING 8.125% NOTES OR 8.750% NOTES FOR EXCHANGE.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                The date of this prospectus is           , 2002

     The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus also incorporates important business and financial information about us that is not included in or delivered with this prospectus. The documents containing this information are listed under the section entitled "Where You Can Find More Information." We will provide a copy of any and all of these documents to you by first-class mail, without charge, upon written or oral request. ANY REQUEST FOR DOCUMENTS SHOULD
BE MADE BY        , 2002 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE
EXPIRATION DATE OF THE EXCHANGE OFFER. Requests for documents should be directed to:



                          The Williams Companies, Inc.


                              One Williams Center


                             Tulsa, Oklahoma 74172


                         Attention: Corporate Secretary


                           Telephone: (918) 573-2000


     You should rely only on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in or incorporated by reference in this prospectus.

     You should not assume that the information in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

     None of Williams, the trustee under the indenture or the exchange agent is making any recommendation to you as to whether or not you should tender your outstanding 8.125% notes or your outstanding 8.750% notes in connection with this exchange offer, and no one has been authorized by any of them to make any such recommendation. You must make your own decision as to whether to tender your outstanding 8.125% notes or your outstanding 8.750% notes and, if so, the principal amount of securities to tender.

     You should read this document and the letter of transmittal carefully before making a decision to tender your outstanding 8.125% notes or your outstanding 8.750% notes.

     We include cross references in the prospectus to captions in these materials where you can find further related discussions. The following table of contents tells you where to find these captions.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              NO.
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   11
Use of Proceeds.............................................   18
The Exchange Offer..........................................   18
Description of the New Securities...........................   27
Material United States Federal Income Tax Considerations....   36
Plan of Distribution........................................   38
Forward-Looking Statements..................................   39
Legal Matters...............................................   40
Experts.....................................................   40
Where You Can Find More Information.........................   40
Incorporation of Documents by Reference.....................   40

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus to help you understand our business, the new 8.125% notes and the new 8.750% notes. It likely does not contain all the information that is important to you or that you should consider in making an investment decision. To understand all of the terms of the exchange offer and to attain a more complete understanding of our business and financial situation, you should read carefully this entire prospectus and should consider consulting with your own legal and tax advisors. References in this prospectus to "Williams," "we," "us" or "our" refer to The Williams Companies, Inc.

THE WILLIAMS COMPANIES, INC.

     Williams, through Williams Energy Marketing & Trading Company, Williams Gas Pipeline Company, LLC and Williams Energy Services, LLC, and their respective subsidiaries, engages in the following types of energy-related activities:

     - price risk management services and the purchase and sale, and arranging of transportation or transmission, of energy and energy-related commodities including natural gas and gas liquids, crude oil and refined products and electricity;

     - transportation and storage of natural gas and related activities through the operating and ownership of four wholly-owned interstate natural gas pipelines, several pipeline joint ventures and a wholly-owned liquefied natural gas terminal;

     - exploration, production and marketing of oil and gas through ownership of
       3.2 trillion cubic feet equivalent of proved natural gas reserves primarily located in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States;

     - direct investments in international energy projects located primarily in South America and Lithuania, investments in energy and infrastructure development funds in Asia and South America and soda ash mining operations in Colorado;


     - natural gas gathering, treating and processing activities through ownership and operation of approximately 11,200 miles of gathering lines, 10 natural gas treating plants and 18 natural gas processing plants (three of which are partially owned) located in the United States and Canada;


     - natural gas liquids transportation through ownership and operation of approximately 14,300 miles of natural gas liquids pipeline (4,770 miles of which are partially owned);


     - through a majority-owned subsidiary, transportation of petroleum products and related terminal services through ownership or operation of approximately 6,747 miles of petroleum products pipeline and 39 petroleum products terminals;


     - light hydrocarbon/olefin transportation through 300 miles of pipeline in southern Louisiana;

     - ethylene production through a 5/12 interest in a 1.3 billion pounds per year facility in Geismar, Louisiana;

     - production and marketing of ethanol and bio-products through operation and ownership of two ethanol plants (one of which is partially owned) and ownership of minority interests of investments in four other plants;

     - refining of petroleum products through operation and ownership of two refineries;

     - retail marketing through 61 travel centers;

     - through a majority-owned subsidiary, petroleum products terminal services through the ownership and operation of five marine terminals and 25 inland terminals that form a distribution network for gasoline and other refined petroleum products throughout the southeastern United States; and



     - through a majority-owned subsidiary, ammonia transportation and terminal services through ownership and operation of an ammonia pipeline and terminal system that extends for approximately 1,100 miles from Texas and Oklahoma to Minnesota.


     Williams was incorporated under the laws of the State of Nevada in 1949 and was reincorporated under the laws of the State of Delaware in 1987. Williams maintains its principal executive offices at One Williams Center, Tulsa, Oklahoma 74172, telephone (918) 573-2000.

RECENT DEVELOPMENTS


     Since the events surrounding the Enron bankruptcy filing in the fourth quarter of 2001, Williams has been engaged in various discussions with investors, analysts, rating agencies and financial institutions regarding the implications of such events on the business strategy for Williams' energy trading activities. Williams has also been evaluating its contingent obligations regarding guarantees and payment obligations with respect to certain financial obligations of Williams Communications Group, Inc., which we refer to in this prospectus as "Williams Communications," because of uncertainty regarding Williams Communications' ability to perform and the announcement by Williams Communications that it is seeking reorganization under the bankruptcy laws.



     Although the three major rating agencies continue to maintain investment grade ratings on Williams' senior unsecured debt, they have all changed their view to negative as a result of these developments. On June 7, 2002, Moody's Investors Service, Inc. downgraded Williams' senior unsecured credit ratings to "Baa3" with negative outlook. On May 28, 2002, Standard and Poor's Ratings Services downgraded Williams' senior unsecured debt credit rating to "BBB-" with negative outlook, but removed Williams from its credit watch. The following is a summary of the steps that are contemplated, are in progress or have been completed which Williams believes will strengthen its balance sheet and enable it to retain its investment grade rating:



     - On March 5, 2002, Williams received the requisite approvals for its consent solicitation to amend the terms of $1.4 billion of senior secured notes issued by entities controlled by Williams Communications. Prior to the April 2001 spinoff of Williams Communications, Williams had provided indirect credit support for the senior secured notes through a commitment to make available proceeds of a Williams equity issuance upon the occurrence of certain trigger events. The amendment, among other things, eliminated a bankruptcy by Williams Communications and a Williams credit ratings downgrade from the enumerated list of events that could cause an acceleration of the senior secured notes. Williams is liable for all payments related to the senior secured notes, which bear an interest rate of 8.25% and mature in March 2004. Williams may now fund such payments with any available sources. With the exception of the March and September 2002 interest payments, Williams Communications remains obligated to reimburse Williams for any payments Williams is required to make in connection with the senior secured notes. However, Williams cannot provide any assurances as to the recoverability of this reimbursement obligation or the form it may take. On June 3, 2002, Williams commenced an exchange offer pursuant to which holders of the senior secured notes may exchange their notes for registered senior unsecured 9.25% notes to be issued by Williams.



     - In its December 31, 2001 financial statements, Williams recognized a $2.05 billion charge ($1.84 billion to discontinued operations and $213 million to continuing operations) in connection with its assessment of certain receivables and guarantee and payment obligations associated with Williams Communications. In its March 31, 2002 financial statements, Williams recognized an additional $232 million charge in connection with receivables of Williams Communications. Investors should refer to the more detailed discussion on pages 5 and 6 of Williams' Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 for an explanation of how these charges were calculated. In addition, Williams may recognize additional losses relating to Williams Communications in the future.

     - On March 8, 2002, a unit of Williams Communications exercised its purchase option for certain leased assets for which Williams was guarantor. The assets consist of a segment of fiber-optic network and associated facilities. On March 29, 2002, Williams funded the purchase price of $754 million and became entitled to an unsecured note from Williams Communications for the same amount. This event was previously factored into the earnings, balance sheet and liquidity numbers that Williams reported in public filings.



     - In January 2002, Williams announced its goal of reducing its annual operating expenses based on its current cost structure by $50 million, effective 2003 (this goal has been significantly increased as discussed below). Management is evaluating its organizational structure to determine effective and efficient ways to align services to meet Williams' current business requirements as an energy-only company. In conjunction with this goal, Williams offered an enhanced-benefit early retirement option to certain employee groups. The impact on 2002 expenses is expected to be approximately $35 to $70 million. Additionally, Williams will offer severance and redeployment services to employees whose positions are eliminated as a result of the organizational changes.



     - During the fourth quarter of 2001, Williams announced its intention to eliminate its exposure to "ratings trigger" clauses incorporated in certain of its agreements (in addition to the triggers contained in the senior secured notes). Williams now has approximately $182 million of total exposure under two such agreements, both of which mature in 2003. In order to obtain removal of ratings triggers from the Snow Goose transaction (see Note 14 of Notes to Consolidated Financial Statements included in our Current Report on Form 8-K dated May 28, 2002 for a description of the Snow Goose transaction), Williams agreed to guarantee all payments due under the transaction and to amortize the loan from Snow Goose to Arctic Fox by paying $112,000,000 quarterly through April 7, 2003.


     - On March 27, 2002, Williams closed the sale of its Kern River interstate natural gas pipeline business to a unit of MidAmerican Energy Holdings Company for $450 million in cash and the assumption of $510 million in debt. As a result of the sale, Williams expects that its capital expenditure requirements will be reduced by approximately $1.26 billion over the next one and a half years.

     - On March 27, 2002, Williams closed the sale of $275 million of its 9 7/8% cumulative convertible preferred stock to MEHC Investment, Inc., a wholly-owned subsidiary of MidAmerican Energy Holdings Company, and a member of the Berkshire Hathaway family of companies. MEHC Investment acquired 1,466,667 shares of the security at a purchase price of $187.50 per share, pursuant to a stock purchase agreement between the companies. Each share of the security is convertible into 10 shares of Williams' common stock.


     - On April 11, 2002, Williams Energy Partners L.P., a majority-owned subsidiary of Williams, acquired Williams Pipe Line for $1 billion from Williams. Williams Pipe Line is comprised of 6,747 miles of active pipe that delivers petroleum products to 11 midwestern states. Last year, the system transported approximately 260 million barrels. Thirty-nine storage and distribution terminals connected to Williams Pipe Line are included in the purchase. The facilities have an aggregate storage capacity of
       26.5 million barrels.



     - On May 28, 2002, Williams announced that, in addition to the significant steps already taken to strengthen its balance sheet, Williams plans over the next 12 months to: (i) issue $1 billion to $1.5 billion in common equity, (ii) sell an additional $1.5 billion to $3 billion in assets,
       (iii) continue its focus on monetization of the significant hedged cash-flow positions in marketing and trading contracts, (iv) reduce annual costs by $100 million, twice the previously announced goal (this goal was later increased as discussed below), (v) fund base-level capital expenditures, including mandatory, efficiency and highest-priority growth needs, with cash flow from operations, providing for funding of additional growth opportunities with an appropriate mix of follow-on equity and debt, and (vi) apply all proceeds from asset sales and initial equity issuance to pay down debt or increase liquidity. Williams also announced that it will continue to evaluate the level of its common-stock dividend, and that an internal team has been formed within its energy marketing and trading business to evaluate potential "joint venture" or other alternative structural solutions to enhance that unit's risk-mitigation tools. In furtherance of its plan to sell an additional $1.5 billion to $3 billion in assets, Williams announced on June 18, 2002 its intention to offer for sale its Memphis and Alaska refineries and related petroleum assets, estimated to be sold by the end of 2002 for more than $1 billion.



     - On June 10, 2002, Williams announced that it is scaling back its energy marketing and trading business by reducing its financial commitment to that business from $1.5 billion to $1 billion. This move is expected to produce an estimated $50 million in annual cost reductions, primarily in work force reductions and deferral of new information systems within the energy marketing and trading business, in addition to the previously announced goal of reducing annual costs by $100 million.


                            SUMMARY OF THE EXCHANGE OFFER


     You are entitled to exchange in the exchange offer your outstanding 8.125% notes for new 8.125% notes with substantially identical terms, and your outstanding 8.750% notes for new 8.750% notes with substantially identical terms. You should read the discussion under the heading "Description of the New Securities" beginning on page 27 for further information regarding the new 8.125% notes and the new 8.750% notes.



     We summarize the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 18 for further information regarding the exchange offer and resale of the new 8.125% notes and the new 8.750% notes.


Securities to be Exchanged....   On March 19, 2002, we issued $650.0 million
                                 aggregate principal amount of outstanding
                                 8.125% Notes due March 15, 2012 and $850.0
                                 million aggregate principal amount of
                                 outstanding 8.750% Notes due March 15, 2032 to initial purchasers in transactions exempt from the registration requirements of the Securities
                                 Act of 1933.

                                 The terms of the new 8.125% notes and the new 8.750% notes are substantially the same in all material respects as the terms of the outstanding 8.125% notes and the outstanding 8.750% notes, except that (1) the new 8.125% notes and the new 8.750% notes will be freely transferable by the holders except as otherwise provided in this prospectus; (2) holders of the new 8.125% notes and the new 8.750% notes will have no registration rights.; and (3) neither the new 8.125% notes nor the new 8.750% notes will contain provisions for an increase in their stated interest rate.

The Exchange Offer............   We are offering to exchange up to $650.0
                                 million aggregate principal amount of new
                                 8.125% notes for up to $650.0 million aggregate principal amount of outstanding 8.125% notes.
                                 We are offering to exchange up to $850.0 million aggregate principal amount of new
                                 8.750% notes for up to $850.0 million aggregate principal amount of outstanding 8.750% notes.
                                 Outstanding 8.125% notes and outstanding 8.750% notes may be exchanged only in integral multiples of $1,000. The new 8.125% notes and the new 8.750% notes will evidence the same debt as the outstanding 8.125% notes and the outstanding 8.750% notes, respectively, and the new 8.125% notes and the new 8.750% notes will be governed by the same indenture as the outstanding 8.125% notes and the outstanding
                                 8.750% notes, respectively.

Resale........................   We believe that the new 8.125% notes and the
                                 new 8.750% notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registra-tion and prospectus delivery provisions of the Securities Act, provided that:

                                 - the new 8.125% notes and the new 8.750% notes
                                   are being acquired in the ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the new 8.125% notes and the new 8.750% notes issued to you in the exchange offer; and

                                 - you are not an "affiliate" of ours.

                                 If any of these conditions is not satisfied and you transfer any new 8.125% notes or new 8.750% notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration for your new 8.125% notes and new 8.750% notes from those requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against any of those liabilities.

                                 Each broker-dealer that is issued new 8.125% notes or new 8.750% notes in the exchange offer for its own account in exchange for outstanding 8.125% notes or outstanding 8.750% notes which were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new 8.125% notes or the new 8.750% notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the new 8.125% notes or the new 8.750% notes issued to it in the exchange offer.


Record Date...................   The record date for the exchange offer is
                                         , 2002. Only registered holders of
                                 outstanding 8.125% notes and outstanding 8.750% notes on the record date will receive materials relating to the exchange offer.



Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on         , 2002, or such
                                 later date and time to which we extend it.


Withdrawal of Tenders.........   You may withdraw your tender of outstanding
                                 8.125% notes or outstanding 8.750% notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, the exchange agent must receive a notice of withdrawal at its address indicated under "The Exchange
                                 Offer -- Exchange Agent" before 5:00 p.m., New
                                 York City time, on the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding 8.125% notes or outstanding 8.750% notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange
Offer.........................   We will not be required to accept outstanding
                                 8.125% notes or outstanding 8.750% notes for exchange if various conditions are not satisfied or waived by us. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding 8.125% notes or outstanding 8.750% notes being tendered. Please read the section "The Exchange
                                 Offer -- Conditions to the Exchange Offer" on page 25 for more information regarding the conditions to the exchange offer.


Procedures for Tendering
Outstanding Securities........   If your outstanding 8.125% notes or outstanding
                                 8.750% notes are held through The Depository
                                 Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. By participating in the exchange offer, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 - any new 8.125% notes or new 8.750% notes that
                                   you receive will be acquired in the ordinary course of your business;

                                 - you have no arrangement or understanding with
                                   any person or entity to participate in the distribution of the new 8.125% notes or the new 8.750% notes;

                                 - if you are not a broker-dealer, you are not
                                   engaged in and do not intend to engage in the distribution of the new 8.125% notes or the new 8.750% notes;

                                 - if you are a broker-dealer that will receive
                                   new 8.125% notes or new 8.750% notes for your own account in exchange for outstanding 8.125% notes or outstanding 8.750% notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the new 8.125% notes or new 8.750% notes; and

                                 - you are not our "affiliate," as defined in
                                   Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

                                 We will accept for exchange any and all
                                 outstanding 8.125% notes or outstanding 8.750% notes which are properly tendered (and not withdrawn) in the exchange offer prior to the expiration date. The new 8.125% notes and the new 8.750% notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer -- Acceptance of Outstanding Securities for Exchange."

Effect of Not Tendering.......   Outstanding 8.125% notes and outstanding 8.750%
                                 notes that are not tendered or that are
                                 tendered but not accepted will, following the completion of the exchange offer, remain outstanding and will continue to be subject to the currently applicable transfer restrictions.
                                 Following the completion of the exchange offer, we will have no obligation to exchange new
                                 8.125% notes and new 8.750% notes for
                                 outstanding 8.125% notes and outstanding 8.750% notes or to provide for the registration of those outstanding securities under the
                                 Securities Act.

                                 The trading market for outstanding 8.125% notes and outstanding 8.750% notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your outstanding 8.125% notes or outstanding 8.750% notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged securities.

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of book-entry
                                 interests and your name does not appear on a security position listing of DTC as the holder of those book-entry interests or you own a beneficial interest in outstanding 8.125% notes or outstanding 8.750% notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender that book-entry interest of outstanding 8.125% notes or outstanding 8.750% notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.


Guaranteed Delivery
Procedures....................   If you wish to tender your outstanding 8.125%
                                 notes or outstanding 8.750% notes and cannot comply, prior to the expiration date, with the applicable procedures under the automated tender offer program of DTC, you must tender your outstanding 8.125% notes or outstanding
                                 8.750% notes according to the guaranteed delivery procedures described in "The Exchange
                                 Offer -- Procedures for Tendering Outstanding
                                 Securities -- Guaranteed Delivery" beginning on page 23.


Registration Rights
Agreement.....................   We sold the outstanding 8.125% notes and the
                                 outstanding 8.750% notes on March 19, 2002 in transactions exempt from the registration requirements of the Securities Act. In connection with these sales, we entered into a registration rights agreement with the initial purchasers which grants the holders of the outstanding 8.125% notes and the outstanding
                                 8.750% notes exchange registration rights. This exchange offer satisfies those rights, which terminate upon consummation of this exchange offer. You will not be entitled to any exchange or registration rights with respect to the new
                                 8.125% notes or the new 8.750% notes.


U.S. Federal Income Tax
Considerations................   The exchange of outstanding 8.125% notes for
                                 new 8.125% notes or of outstanding 8.750% notes for new 8.750% notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read "Material United
                                 States Federal Income Tax Considerations" on page 35.


Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the new 8.125% notes or the new
                                 8.750% notes.

Exchange Agent................   We have appointed Bank One Trust Company, N.A.,
                                 as the exchange agent for the exchange offer.
                                 The mailing address and telephone number of the exchange agent are 1 Bank One Plaza, Mail Code
                                 IL1-0134, Chicago, Illinois 60670-0134, phone:
                                 (800) 524-9472. See "The Exchange
                                 Offer -- Exchange Agent."

                   SUMMARY OF THE TERMS OF THE NEW SECURITIES

NEW 8.125% NOTES:

New 8.125% Notes Offered......   Up to $650.0 million principal amount of our
                                 8.125% Notes due March 15, 2012.

Interest Rate.................   8.125% per year.


Interest Payment Dates........   March 15 and September 15 of each year,
                                 beginning September 16, 2002. Holders of new
                                 8.125% notes will receive interest from March
                                 19, 2002.


Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Ranking.......................   The new 8.125% notes will be senior unsecured
                                 obligations of Williams that will rank equally with all of our other outstanding senior unsecured and unsubordinated indebtedness.

Optional Redemption...........   We may redeem some or all of the new 8.125%
                                 notes at any time at the redemption price described in this prospectus, plus accrued and unpaid interest, if any, to the redemption date, as described in "Description of the New
                                 Securities -- Terms and Conditions."

Optional Exchange.............   Holders of outstanding 8.125% notes may opt not
                                 to tender their outstanding 8.125% notes in the exchange offer. Therefore, it is possible that not all new 8.125% notes offered by this prospectus will be issued.

Covenants.....................   We will issue the new 8.125% notes under an
                                 indenture between us and Bank One Trust
                                 Company, N.A., as trustee. The indenture contains covenants that, among other things, limit our ability to:

                                 - create liens; and

                                 - consolidate, merge or sell material assets.

                                 These covenants, which are identical to the covenants applicable to the outstanding 8.125% notes, are subject to a number of important limitations and exceptions. See "Description of the New Securities -- Covenants" for a more comprehensive description of the covenants contained in the indenture.

NEW 8.750% NOTES:

New 8.750% Notes Offered......   Up to $850.0 million principal amount of our
                                 8.750% Notes due March 15, 2032.

Interest Rate.................   8.750% per year.


Interest Payment Dates........   March 15 and September 15 of each year,
                                 beginning September 16, 2002. Holders of new
                                 8.750% notes will receive interest from March
                                 19, 2002.


Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Ranking.......................   The new 8.750% notes will be senior unsecured
                                 obligations of Williams that will rank equally with all of our other outstanding senior unsecured and unsubordinated indebtedness.

Optional Redemption...........   We may redeem some or all of the new 8.750%
                                 notes at any time at the redemption price described in this prospectus, plus accrued and unpaid interest, if any, to the redemption date, as described in "Description of the New
                                 Securities -- Terms and Conditions."

Optional Exchange.............   Holders of outstanding 8.750% notes may opt not
                                 to tender their outstanding 8.750% notes in the exchange offer. Therefore, it is possible that not all new 8.750% notes offered by this prospectus will be issued.

Covenants.....................   We will issue the new 8.750% notes under an
                                 indenture between us and Bank One Trust
                                 Company, N.A., as trustee. The indenture contains covenants that, among other things, limit our ability to:

                                 - create liens; and

                                 - consolidate, merge or sell material assets.

                                 These covenants, which are identical to the covenants applicable to the outstanding 8.750% notes, are subject to a number of important limitations and exceptions. See "Description of the New Securities -- Covenants" for a more comprehensive description of the covenants contained in the indenture.

RISK FACTORS


     See "Risk Factors" beginning on page 11 for a discussion of factors that should be considered by holders of outstanding 8.125% notes and outstanding 8.750% notes before tendering their securities in the exchange offer.


RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The following table presents our consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods shown.


QUARTER ENDED MARCH 31,       YEAR ENDED DECEMBER 31,
-----------------------   --------------------------------
         2002             2001   2000   1999   1998   1997
         ----             ----   ----   ----   ----   ----
         1.96             2.66   3.02   1.84   1.64   2.37


     For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     - income taxes;

     - extraordinary gain (loss);

     - minority interest in income (loss) and preferred returns of consolidated subsidiaries;

     - interest expense, net of interest capitalized;

     - interest expense of 50-percent-owned companies;

     - that portion of rental expense that we believe to represent an interest factor;


     - pretax effect of dividends on preferred stock of Williams;


     - adjustment to equity earnings to exclude equity investments with losses; and

     - adjustment to equity earnings to reflect actual distributions from equity investments.

     Fixed charges means the sum of the following:

     - interest expense;

     - that portion of rental expense that we believe to represent an interest factor;


     - pretax effect of dividends on preferred stock of Williams;


     - pretax effect of dividends on preferred stock and other preferred returns of consolidated subsidiaries; and

     - interest expense of 50-percent-owned companies.

                                  RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors in deciding whether to exchange your outstanding 8.125% notes or outstanding 8.750% notes in the exchange offer.

RISKS ARISING FROM THE EXCHANGE OFFER


  THE TRADING MARKET FOR OUTSTANDING 8.125% NOTES AND OUTSTANDING 8.750% NOTES NOT EXCHANGED IN THE EXCHANGE OFFER MAY BE SIGNIFICANTLY MORE LIMITED THAN IT IS AT PRESENT.


     To the extent that outstanding 8.125% notes and outstanding 8.750% notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for outstanding 8.125% notes and outstanding 8.750% notes that remain outstanding may be significantly more limited than it is at present. The outstanding 8.125% notes and the outstanding 8.750% notes have not been registered under the Securities Act and are subject to customary transfer restrictions. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for outstanding 8.125% notes and outstanding 8.750% notes that are not tendered and accepted for exchange pursuant to the exchange offer may be affected adversely to the extent that the principal amount of the outstanding 8.125% notes and outstanding 8.750% notes exchanged pursuant to the exchange offer reduces the float. A reduced float may also make the trading prices of outstanding 8.125% notes and outstanding 8.750% notes that are not exchanged in the exchange offer more volatile.

RISKS RELATING TO WILLIAMS AND OUR BUSINESS


  OUR ENERGY MARKETING AND TRADING BUSINESS AND OUR LIQUIDITY WOULD BE ADVERSELY AFFECTED IF OUR CREDIT RATINGS WERE DOWNGRADED.



     Our energy marketing and trading business relies upon the credit ratings of our senior unsecured long-term debt to satisfy credit support requirements of many counterparties. Any downgrade of our senior unsecured debt credit ratings could have a material adverse impact on our energy marketing and trading business. If our credit ratings were to decline below investment grade, our ability to participate in energy marketing and trading activity could be significantly limited. Alternate credit support would be required under certain existing agreements and would be necessary to support future transactions. Without an investment grade rating, we would be required to fund margin requirements pursuant to industry standard derivative agreements with cash, letters of credit or other negotiable instruments. At December 31, 2001, the total notional amounts that could require such funding, in the event of a credit rating decline of Williams to below investment grade, was approximately $500 million after consideration of offsetting positions but before consideration of margin deposits from the same counterparties. Additionally, aside from the triggers contained in the $1.4 billion of senior secured notes issued by entities controlled by Williams Communications (which were eliminated as a result of our recent consent solicitation), we have approximately $182 million of total exposure under our financing transactions that contain triggers tied to our credit ratings. In the event our senior unsecured long-term debt ratings decline below investment grade levels, subject to certain limited exceptions, our obligations under those financing transactions could be accelerated. On June 7, 2002, Moody's Investors Service, Inc. downgraded Williams' senior unsecured credit ratings to "Baa3" with negative outlook. On May 28, 2002, Standard and Poor's Ratings Services downgraded Williams' senior unsecured debt credit rating to "BBB-" with negative outlook. Our credit ratings will likely come under greater pressure if we are unsuccessful in timely executing our various financial enhancement initiatives.



 OUR PLANNED ASSET SALES MAY RESULT IN RECOGNITION OF LOSSES AND DECREASED FUTURE CASH FLOW.



     In the process of performing on our plan to sell a large amount of assets, we may sell certain assets at a loss, and we may be required to recognize impairments to the current recorded values of some assets even before they are sold as a result of information revealed in the process of investigating and preparing for such sales. Additionally, as a result of such asset sales, we may have reduced cash flow in the future.

  WE MAY HAVE DIFFICULTY ACCESSING CAPITAL ON ATTRACTIVE TERMS OR AT ALL.


     As a result of the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States and the bankruptcy of Enron Corp., one of our major competitors, the availability and cost of capital for our business and that of our competitors has been adversely affected. In addition, the bankruptcy of Enron has caused the credit ratings agencies to more thoroughly review the capital structure, cash flow and earnings potential of energy companies, including us. These events have constrained the capital available to the energy industry and could adversely affect our access to funding for our operations. Our business is capital intensive and achievement of our growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be attractive. We currently have a $2.2 billion 364-day revolving credit facility to support our liquidity needs. That facility will mature on July 24, 2002. We will be seeking to renew or replace the facility prior to its maturity. If we are unable to renew or replace this facility, we will need to find alternative sources of liquidity for which we may have to pay substantially higher rates of interest than we have paid in the past. If our ability to access capital on attractive terms becomes significantly constrained, our cash flow could be materially adversely affected.



  CREDIT EXPOSURE TO ENRON MAY ADVERSELY AFFECT OUR CASH FLOW.



     Through a variety of contractual arrangements, consisting primarily of energy commodity and derivative trading contracts, we have credit exposure to Enron Corp. and certain of its subsidiaries which have sought protection from creditors under Chapter 11 of the U.S. Bankruptcy Code. During the fourth quarter of 2001, we recorded a decrease in revenues of approximately $130 million as a part of our valuation of energy commodity and derivative trading contracts with Enron entities, $91 million of which was recorded pursuant to events immediately preceding and following the announced bankruptcy of Enron. Other of our subsidiaries recorded approximately $5 million of bad debt expense related to amounts receivable from Enron entities in the fourth quarter of 2001, reflected in selling, general and administrative expenses. At December 31, 2001, we have reduced our recorded exposure to accounts receivable from Enron entities, net of margin deposits, to expected recoverable amounts. On March 28, 2002, we sold certain of our claims against Enron North America for $24.5 million. Claims against other Enron affiliates continue to be held by us. If we are unable to recover these expected amounts, our cash flow could be adversely affected.


  WE MAY BE SUBJECT TO ADDITIONAL LIABILITIES PERTAINING TO OUR SPUN-OFF TELECOMMUNICATIONS BUSINESS UNIT.


     In the fourth quarter of 2001, we recorded $2.05 billion in pre-tax charges and in the first quarter of 2002 we recorded an additional $232 million pre-tax charge because we concluded that it is probable that we will not fully realize $375 million of receivables from Williams Communications and will be required to perform on $2.21 billion of guarantee and payment obligations of Williams Communications, including $750 million on the guarantee of the purchase of certain fiber-optic network assets and associated facilities leased by Williams Communications, which we paid in full on March 29, 2002, and $1.4 billion on the senior secured notes issued by entities controlled by Williams Communications. Although we are an unsecured creditor of Williams Communications with respect to these receivables and will become an unsecured creditor of Williams Communications for any amounts paid by us under the guarantee and payment obligations, we expect that we will be able to recover only a portion of the amounts we are owed. Based on various factors, we have developed a range of loss on receivables for which we currently estimate a minimum loss of approximately 90% on certain of the receivables and unsecured balances arising from performance of the guarantee and payment obligations. Estimating the range of loss as an unsecured creditor involves complex judgments and assumptions. The actual recoveries may ultimately differ from the currently estimated recoveries due to numerous factors, which include, but are not limited to, the future demand for telecommunications services and the state of the telecommunications industry, Williams Communications' individual performance, the form of consideration we may receive from Williams Communications' restructuring under bankruptcy, the length of time Williams Communications remains in bankruptcy, customer reaction to Williams Communications' bankruptcy, challenges to our claims which may be raised in the bankruptcy proceedings, negotiations among Williams Communications' creditors, its unsecured creditors and us, the resolution of any related claims, issues or challenges that may be raised in the bankruptcy proceedings and the nature of any restructuring of Williams Communications' balance sheet. Accordingly, we may record additional losses in the future with respect to these unsecured claims against Williams Communications.



     Williams Communications is subject to certain lawsuits and settlement negotiations, including claims for damages, indemnification for royalties and other contractual claims by third parties. Further, Williams Communications is subject to a putative class action brought on behalf of all landowners on whose property the plaintiffs have alleged Williams Communications installed fiber-optic cable without the permission of the landowner. Another potential putative class action may challenge Williams Communications' railroad or pipeline rights of way. We are also named as a defendant in that action and hold interests under many of those rights of way. If successfully brought against us, this purported class action and other purported class actions against Williams Communications, in which we are also named as a defendant, could have a significant adverse effect on our profitability.



     We have received a private letter ruling from the Internal Revenue Service
(IRS) stating that the distribution of Williams Communications common stock would be tax-free to us and our stockholders. Although private letter rulings are generally binding on the IRS, we will not be able to rely on this ruling if any of the factual representations or assumptions that were made to obtain the ruling are, or become, incorrect or untrue in any material respect. However, we are not aware of any facts or circumstances that would cause any of the representations or assumptions to be incorrect or untrue in any material respect. The distribution could also become taxable to us, but not our shareholders, under the Internal Revenue Code (IRC) in the event that our or Williams Communications' business combinations were deemed to be part of a plan contemplated at the time of distribution and would constitute a total cumulative change of more than 50 percent of the equity interest in either company. Such a taxable event could have a material adverse effect on our cash flow.



  RECENT AND ONGOING LAWSUITS MAY IMPAIR OUR PROFITABILITY AND LIQUIDITY AND COULD DIVERT THE ATTENTION OF OUR MANAGEMENT.



     Since January 29, 2002, we have been named in numerous shareholder class action suits that have been filed in the United States District Court for the Northern District of Oklahoma. The majority of the suits allege that we and co-defendants, Williams Communications and certain corporate officers, have acted jointly and separately to inflate the stock price of both companies. Other suits allege similar causes of action related to a public offering in early January 2002 known as the FELINE PACS offering and an August 2001 bond offering. These cases were filed against us, certain corporate officers, all members of our board of directors and all of the offering's underwriters. In addition, class action complaints have been filed against us and the members of our board of directors under the Employee Retirement Income Security Act by participants in our 401(k) plan and a derivative shareholder suit has been filed in state court in Oklahoma, all based on similar allegations. The Oklahoma Department of Securities has also initiated an investigation into the spin off and subsequent bankruptcy of Williams Communications. In addition, Williams has agreed with counsel to the unsecured creditors committee for the Williams Communications bankruptcy to conduct a limited review of documents and conduct a limited number of interviews of key people related to Williams' claim against Williams Communications. If any of these cases result in a substantial monetary judgment against us or are settled on unfavorable terms, our profitability and liquidity could be materially adversely affected.


  PRICING REGULATIONS FOR POWER SOLD IN CALIFORNIA AND THE WESTERN UNITED STATES MAY ADVERSELY AFFECT OUR PROFITABILITY.

     The prices that we charge, and have charged, for power in California markets have been challenged in various proceedings, including before the Federal Energy Regulatory Commission, or the "FERC." In December 2000, the FERC issued an order which provided that for the period between October 2, 2000 and December 31, 2002, it may order refunds from us and other similarly situated companies if the FERC finds that the wholesale markets in California are unable to produce competitive, just and reasonable prices, or that market power or other individual seller conduct has been exercised to produce an unjust and unreasonable rate. Beginning on March 9, 2001, the FERC issued a series of orders directing us and other similarly situated companies to provide refunds for any prices charged in excess of FERC established proxy prices from

January 1, 2001 to May 29, 2001 or to provide justification for the prices charged during those months. According to the FERC, our total potential refund liability for this period is approximately $30 million. Commencing May 29, 2001, a new prospective proxy price methodology was established by FERC that was further adjusted by an order of June 19, 2001. We have filed justification for our prices with the FERC and calculated our refund liability under the methodology used by the FERC to compute refund amounts at approximately $11 million. However, in our FERC filings, we continue our objections to refunds in any amount. No assurances can be given that the FERC will not seek refunds of additional amounts for the period commencing October 2, 2000 forward. A FERC administrative law judge held extensive settlement discussions in June and July 2001 regarding refunds and after failing to reach a settlement, recommended a refund methodology to the FERC. On July 25, 2001, the FERC adopted, to a significant extent, the judge's methodology. On December 19, 2001 and further on May 15, 2002, the FERC clarified the methodology on rehearing. This methodology will establish the rates for October 2, 2000 through June 19, 2001 and will determine refunds and offsets for that period. All refund amounts discussed above will be subsumed within this proceeding. The judge presiding over the refund proceedings is expected to issue his findings in November 2002 and the FERC will subsequently issue a refund order based on these findings. This proceeding could result in a refund liability that could have a material adverse effect on our cash flow. Certain parties have also asked the FERC to revoke our authority to sell power from California-based generating units at market-based rates; to limit us to cost-based rates for future sales from such units; and to order refunds of excessive rates with interest back to May 1, 2000 and possibly earlier. Although we believe these requests are ill-founded, if the FERC were to take such action, it could have a material adverse effect on our profitability.



     The June 19, 2001 order discussed above also implements a price mitigation and market monitoring plan for wholesale power sales by all suppliers of electricity, including us, in spot markets for a region that includes California and ten other western states (the "Western Systems Coordinating Council," or "WSCC"). In general, the plan, which will be in effect from June 20, 2001 through September 30, 2002, establishes a market clearing price for spot sales in all hours of the day that is based on the bid of the highest-cost gas-fired California generating unit that is needed to serve the California Independent System Operator's load. When generation operating reserves fall below 7% in California (a "reserve deficiency period"), absent cost based justification for a higher price, the maximum price that we may charge for wholesale spot sales in the WSCC is the market clearing price. When generation operating reserves rise to 7% or above in California, absent cost based justification for a higher price, our maximum price will be limited to 85% of the highest hourly price that was in effect during the most recent reserve deficiency period. This price mitigation plan could result in a material adverse effect on our profitability by requiring us to charge prices that are lower than we would otherwise receive.



     The California Public Utilities Commission (CPUC) filed a complaint with FERC on February 25, 2002, seeking to void or, alternatively, reform a number of the long-term power purchase contracts entered into between the State of California and several suppliers in 2001, including us. The CPUC alleges that the contracts are tainted with the exercise of market power and significantly exceed "just and reasonable" prices. The Electricity Oversight Board (EOB) made a similar filing on February 27, 2002. These cases have been set for hearing. Various civil actions have also been filed in State Court in California seeking to void these contracts. While we believe these complaints are ill-founded, no assurance can be provided with respect to any actions that FERC may take in response to these complaints.


     On February 13, 2002, the FERC issued an Order Directing Staff Investigation commencing a proceeding titled Fact-Finding Investigation of Potential Manipulation of Electric and Natural Gas Prices. Through the investigation, the FERC intends to determine whether "any entity, including Enron Corporation (through any of its affiliates or subsidiaries), manipulated short-term prices for electric energy or natural gas in the West or otherwise exercised undue influence over wholesale electric prices in the West, since January 1, 2000, resulting in potentially unjust and unreasonable rates in long-term power sales contracts subsequently entered into by sellers in the West." This investigation does not constitute a Federal Power Act complaint; rather, results of the investigation will be used by the FERC in any existing or subsequent Federal Power Act or Natural Gas Act complaint. The FERC Staff is directed to complete the investigation as soon as "is practicable." We, through many of our subsidiaries, are a major supplier of natural gas and power in the West and as such anticipate being the subject of certain aspects of the investigation. In fact, Williams and others have received numerous inquiries as of this date including requests for admissions regarding certain trading practices first revealed with the publication of an internal Enron memorandum and also regarding natural gas and power "wash" or "round-trip" trading. On May 31, 2002, we received a request from the SEC to voluntarily produce certain documents and other information relating to round-trip trading. We also responded to a request from FERC for admissions regarding the Enron memorandum on May 22, 2002 (see exhibit 99.2 of our Current Report on Form 8-K filed May 22, 2002 for a complete copy of the response). In a subsequent response filed with FERC on May 31, 2002, Williams denied having engaged in wash or round-trip trading of power in western markets. A further response denying that Williams engaged in wash or round-trip trading of natural gas in western markets was submitted on June 5, 2002 (see Exhibit 99.1 of our Current Report on Form 8-K filed June 6, 2002 for a complete copy of the response). In that filing, Williams supplementally reported two gas buy-sell transactions which were entered into for the purpose of facilitating the hedging of separate risks on behalf of separate Williams entities and which did not have the effect of increasing reported volumes or revenues. On June 4, 2002, the FERC issued a Show Cause Order to Williams and others alleging that our May 22, 2002 response was inadequate and ordering us to show cause why such alleged inadequacy should not result in the termination of our market based rates certificate. Williams is endeavoring to remedy the stated inadequacy and satisfy the Show Cause Order. On June 19, 2002, Williams filed additional material supplementing our May 22, 2002 response and in response to the Show Cause Order. On June 5, 2002 we announced that we would voluntarily provide gas trading data for December 2000 through January 2001 for FERC to review in connection with its investigation of electric and natural gas prices. Representatives from the FERC came to our offices in Tulsa to begin their review of this data on June 12, 2002 and their review is ongoing. If we are named by FERC in a subsequent complaint, and that complaint is later resolved on terms unfavorable to us, or our market based rates certificate is revoked, our results of operations and financial condition could be adversely affected.


  CREDIT EXPOSURE IN CALIFORNIA MAY ADVERSELY AFFECT OUR PROFITABILITY.


     Through a long-term contractual relationship with affiliates of AES Corp., we have marketing rights to nearly 4,000 megawatts of generation capacity in the Los Angeles basin. We sell much of this capacity on a forward basis through contracts with various counterparties. The remainder of our available capacity is sold in the spot and short term market primarily through the California Independent System Operator. During the period of the summer of 2000 through the winter of 2000-2001, tight supply and increased demand resulted in higher wholesale power prices to California utilities. At the same time, two of the three major utilities have been operating under a retail rate freeze. As a result, there was significant underrecovery of costs by the utilities, one of which, Pacific Gas & Electric, has filed for bankruptcy protection. In addition, Southern California Edison has entered into an agreement with the State of California regarding various arrangements that could prevent its bankruptcy. Williams believes that as of March 1, 2002, Southern California Edison has become current on all of its obligations to the market through payments it made to the California Power Exchange which is currently in bankruptcy. While we believe we will eventually be paid by the California Power Exchange, no assurance can be made. Our credit exposure to the California utilities could result in a material adverse effect on our profitability, as well as our ability to predict and manage our cash flow.


  CLASS ACTION LAWSUITS AND FEDERAL AND STATE INITIATIVES, INVESTIGATIONS AND PROCEEDINGS RELATING TO OUR ACTIVITIES IN CALIFORNIA MAY ADVERSELY AFFECT OUR PROFITABILITY.

     A number of federal and state initiatives addressing the issues of the California electric power industry are also ongoing and may result in restructuring of various markets in California and elsewhere. Discussions in California and other states have ranged from threats of re-regulation to suspension of plans to move forward with deregulation. Allegations have also been made that wholesale price increases resulted from the exercise of market power and collusion of the power generators and sellers, such as us. These allegations have resulted in multiple state and federal investigations. In May 2001, the Department of Justice issued a Civil Investigative Demand commencing an antitrust investigation relating to an agreement between one of our subsidiaries and AES Southland alleging that the agreement limits the expansion of electric generating capacity at or near the AES Southland plants that are subject to a long-term tolling agreement between us and

AES. We are cooperating with the investigation. The Attorney General of California is also investigating this matter as well as whether AES and Williams have improperly acted to withhold generation from the market.



     The allegations have also resulted in the filing of class action lawsuits in which we were named as a defendant. Between November 2000 and May 2001, class actions were filed on behalf of California ratepayers against California power generators and traders, including Williams Energy Marketing & Trading Company, one of our subsidiaries. These lawsuits concern the increase in power prices in California during the summer of 2000 through the winter of 2000-01 and claim that the defendants acted to manipulate prices in violation of the California antitrust and business practice statutes and other state and federal laws. Plaintiffs are seeking injunctive relief as well as restitution, disgorgement, appointment of a receiver, and damages, including treble damages. These cases have been consolidated before the San Diego County Superior Court. Related suits have also been filed by additional plaintiffs in April and May 2002.



     In addition, on March 11, 2002, the California Attorney General's office filed a civil complaint against us. This complaint alleges violations of Section 17200 of the California Business & Professions Code which prohibits acts of unfair competition. The alleged unfair competition revolves around Williams' practice under its FERC-approved tariff of selling ancillary services and then selling the power associated with those services separately. Similar separate suits were filed against other marketers. We dispute the allegations and intend to vigorously defend against them. The Attorney General of California has also brought an action against us in both State Court and at FERC alleging that we have not properly filed our rates with FERC. On May 29, 2002, FERC approved an order denying the Attorney General's complaint, but requiring Williams and others to refile certain quarterly reports of transactions with greater specificity dating back to October 2000. Most of these initiatives, investigations and proceedings are in their preliminary stages and their likely outcome cannot be estimated. There can be no assurance that these initiatives, investigations and proceedings will not have an adverse effect on Williams' results of operations or financial condition. We may incur significant costs in responding to these actions which may have an adverse effect on our cash flows. Additionally, if these actions result in substantial judgments against us, our profitability could be materially adversely affected.



  OUR PROFITABILITY COULD BE ADVERSELY AFFECTED BY CHANGES IN THE LEVEL OF ACTIVITY IN THE OIL AND GAS INDUSTRY, AND THIS ACTIVITY IS SIGNIFICANTLY AFFECTED BY VOLATILE OIL AND GAS PRICES.



     Our profitability could be adversely affected by changes in the level of activity in oil and gas exploration, development and production in markets worldwide. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including:


     - worldwide demand for oil and gas;

     - the ability of the Organization of Petroleum Exporting Countries, commonly called "OPEC," to set and maintain production levels and pricing;

     - the level of production in non-OPEC countries; and

     - the policies of the various governments regarding exploration and development of their oil and gas reserves.

  OUR OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS, UNINSURED RISKS AND ENVIRONMENTAL RISKS.

     Our exploration, production, transportation, gathering, refining and processing operations are subject to the inherent risks normally associated with those operations, including explosions, pollution, release of toxic substances, fires and other hazards, each of which could result in damage to or destruction of our facilities or damage to persons and property. If any of these events were to occur, we could suffer substantial losses. Although we maintain insurance against these types of risks to the extent and in amounts that we believe are reasonable, our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

     Our current and former operations also involve management of regulated materials and are subject to various environmental laws and regulations. Certain of our subsidiaries have been identified as potentially responsible parties at hazardous materials disposal sites under the federal environmental laws, and have incurred, or are alleged to have incurred, various other hazardous materials removal and remediation obligations under environmental laws. Further, certain of our subsidiaries are currently negotiating settlements with the U.S. Department of Justice and the U.S. Environmental Protection Agency with respect to their waste management practices and air emissions. In settlement of several of these matters, our relevant subsidiary has agreed, during the fourth quarter of 2001, to pay monetary fines and/or conduct supplemental environmental projects. These fines and projects are estimated to cost approximately $2.9 million in the aggregate. If we are required to make future expenditures related to environmental matters, they could have an adverse effect on our cash flow.


  TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED ON SEPTEMBER 11, 2001, AND WAR OR RISK OF WAR MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS, OUR ABILITY TO RAISE CAPITAL OR OUR FUTURE GROWTH.

     The impact that the terrorist attacks of September 11, 2001 may have on the energy industry in general, and on us in particular, is not known at this time. Uncertainty surrounding military strikes or a sustained military campaign may impact our operations in unpredictable ways, including changes in the insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy. The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to the terrorist attacks have made it difficult for us to obtain certain types of insurance coverage. We may be unable to secure the levels and types of insurance we would otherwise have secured prior to September 11, 2001. There can be no assurance that insurance will be available to us without significant additional costs. A lower level of economic activity could also result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

RISK RELATING TO THE NEW SECURITIES

  WE DEPEND ON PAYMENTS FROM OUR SUBSIDIARIES, AND CLAIMS OF NOTE HOLDERS RANK JUNIOR TO THOSE OF CREDITORS OF OUR SUBSIDIARIES.

     We are a holding company and we conduct substantially all of our operations through our subsidiaries. We perform management, legal, financial, tax, consulting, administrative and other services for our subsidiaries. Our principal sources of cash are from external financings, dividends and advances from our subsidiaries, investments, payments by our subsidiaries for services rendered, and interest payments from our subsidiaries on cash advances. The amount of dividends available to us from our subsidiaries largely depends upon each subsidiary's earnings and operating capital requirements. The terms of some of our subsidiaries' borrowing arrangements limit the transfer of funds to us. In addition, the ability of our subsidiaries to make any payments to us will depend on our subsidiaries' earnings, business and tax considerations and legal restrictions.

     As a result of our holding company structure, the new 8.125% notes and the new 8.750% notes will effectively rank junior to all existing and future debt, trade payables and other liabilities of our subsidiaries. Any right of Williams and our creditors to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors, except to the extent that we may ourselves be a creditor of such a subsidiary.


  THE COVENANTS CONTAINED IN OUR INDENTURE GENERALLY DO NOT LIMIT OUR ABILITY TO ENGAGE IN TRANSACTIONS THAT COULD ADVERSELY AFFECT OUR OPERATIONS.



     Except for the covenant limiting liens contained in our indenture, neither our indenture nor the new notes contains any covenants or other provisions designed to afford holders of the new 8.125% notes and the new

8.750% notes protection in the event of a highly leveraged transaction involving us or any restrictions on the amount of additional indebtedness that we may issue. If we were to engage in a highly leveraged transaction or substantially increase our outstanding indebtedness, it could negatively affect our operations in a number of ways, including limiting our ability to obtain additional financing, reducing funds available for other corporate purposes and limiting our flexibility to respond to downturns in our business. In addition, we would be required to repay any additional indebtedness as it matured. We might not have sufficient funds or might be unable to arrange for additional financing to repay any additional debt as it became due.


                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new 8.125% notes or the new 8.750% notes in exchange for the outstanding 8.125% notes or the outstanding 8.750% notes, respectively. We are making this exchange solely to satisfy our obligations under a registration rights agreement. In consideration for issuing the new 8.125% notes and the new 8.750% notes, we will receive outstanding 8.125% notes and outstanding 8.750% notes in aggregate principal amounts equal to the aggregate principal amounts of the new 8.125% notes and the new 8.750% notes, respectively.

                               THE EXCHANGE OFFER

EXCHANGE TERMS

     An aggregate of $650.0 million principal amount of outstanding 8.125% notes and an aggregate of $850.0 million principal amount of outstanding 8.750% notes are currently issued and outstanding. The maximum principal amount of new 8.125% notes that will be issued in exchange for outstanding 8.125% notes is $650.0 million, and the maximum principal amount of new 8.750% notes that will be issued in exchange for outstanding 8.750% notes is $850.0 million. The terms of the new 8.125% notes and the new 8.750% notes and the outstanding 8.125% notes and the outstanding 8.750% notes, respectively, are substantially the same in all material respects, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding 8.125% notes and the outstanding 8.750% notes do not apply to the new 8.125% notes and the new 8.750% notes.


     The new 8.125% notes will bear interest at a rate of 8.125% per year, payable semiannually on March 15 and September 15 of each year, beginning September 16, 2002. The new 8.750% notes will bear interest at the rate of 8.750% per year, payable semiannually on March 15 and September 15 of each year, beginning September 16, 2002. Holders of new 8.125% notes and new 8.750% notes will receive interest accrued from March 19, 2002, the date of the original issuance of the outstanding 8.125% notes and the outstanding 8.750% notes, or from the date of the last payment of interest on the outstanding 8.125% notes or the outstanding 8.750% notes, whichever is later. Holders of new 8.125% notes and new 8.750% notes will not receive any payment on account of accrued interest on outstanding 8.125% notes and outstanding 8.750% notes tendered and accepted for exchange. In order to exchange your outstanding 8.125% notes or outstanding 8.750% notes for new 8.125% notes or new 8.750% notes in the exchange offer, you will be required to make the following representations:


     - any new 8.125% notes or new 8.750% notes will be acquired in the ordinary course of your business;

     - you have no arrangement with any person to participate in the distribution of the new 8.125% notes or new 8.750% notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding 8.125% notes and outstanding 8.750% notes properly tendered in the exchange offer, and the exchange agent will deliver the new 8.125% notes and new 8.750% notes promptly after the expiration date (as defined below) of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered outstanding 8.125% notes or outstanding 8.750% notes not already accepted if any condition set forth below under "-- Conditions to the Exchange Offer" has not been satisfied or waived by us.


     If you tender your outstanding 8.125% notes or outstanding 8.750% notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding 8.125% notes and outstanding 8.750% notes. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "-- Transfer Taxes."

     You may tender some or all of your outstanding 8.125% notes or outstanding 8.750% notes in connection with this exchange offer. However, outstanding 8.125% notes and outstanding 8.750% notes may only be tendered in integral multiples of $1,000.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


     The exchange offer will expire at 5:00 p.m., New York City time, on       ,
2002, the "expiration date," unless extended by us. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all outstanding 8.125% notes and outstanding 8.750% notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.


     To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

     - waive any condition to the exchange offer; and

     - amend any of the terms of the exchange offer.


     Any waiver or amendment to the exchange offer will apply to all outstanding 8.125% notes and outstanding 8.750% notes tendered, regardless of when or in what order the outstanding 8.125% notes and outstanding 8.750% notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials. If the amendment of waiver is made less than ten business days before the expiration of the exchange offer, we will extend the exchange offer so that holders of outstanding 8.125% notes and outstanding 8.750% notes have at least ten business days to tender or withdraw.


     We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "-- Conditions to the Exchange Offer" exists. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all outstanding 8.125% notes and outstanding 8.750% notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, new 8.125% notes and new 8.750% notes will not be given to holders of outstanding 8.125% notes and outstanding 8.750% notes who have tendered their outstanding 8.125% notes and outstanding 8.750% notes.

RESALE OF NEW SECURITIES

     Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that new 8.125% notes and new 8.750% notes issued under the exchange offer in exchange for outstanding 8.125% notes and outstanding 8.750% notes, respectively, may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - you are acquiring new 8.125% notes or new 8.750% notes in the ordinary course of your business; and

     - you do not intend to participate in the distribution of the new 8.125% notes or new 8.750% notes.

     If you tender outstanding 8.125% notes or outstanding 8.750% notes in the exchange offer with the intention of participating in any manner in a distribution of the new 8.125% notes or new 8.750% notes:

     - you cannot rely on those interpretations by the SEC staff; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute new 8.125% notes and new 8.750% notes will need to rely on an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, a resale or other transfer of new 8.125% notes and new 8.750% notes only as specifically set forth in this prospectus. Broker-dealers may participate in the exchange offer only if they acquired their outstanding 8.125% notes or outstanding 8.750% notes as a result of market-making activities or other trading activities. Each broker-dealer that receives new 8.125% notes or new 8.750% notes for its own account in exchange for outstanding 8.125% notes or outstanding 8.750% notes, where such outstanding 8.125% notes or outstanding 8.750% notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new 8.125% notes or new 8.750% notes. We have agreed to allow such broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of new 8.125% notes and new 8.750% notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new 8.125% notes and new 8.750% notes.

ACCEPTANCE OF OUTSTANDING SECURITIES FOR EXCHANGE


     If the conditions specified below under "-- Conditions to the Exchange Offer" have been satisfied or waived on or prior to the expiration date of the exchange offer, we will accept for exchange outstanding 8.125% notes and outstanding 8.750% notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, and not withdrawn prior to the expiration date of the exchange offer. We will not accept outstanding 8.125% notes or outstanding 8.750% notes for exchange subsequent to the expiration date of the exchange offer. Tenders of outstanding 8.125% notes and outstanding 8.750% notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.


     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of outstanding 8.125% notes and outstanding 8.750% notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

     - terminate the exchange offer and not accept for exchange any outstanding 8.125% notes or outstanding 8.750% notes not theretofore accepted for exchange, if any of the conditions set forth below under "-- Conditions to the Exchange Offer" has not been satisfied or waived by us or in order to comply, in whole or in part, with any applicable law. In all cases, new 8.125% notes and new 8.750% notes will be issued only after timely receipt by the exchange agent of certificates representing outstanding 8.125% notes or outstanding 8.750% notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding 8.125% notes and outstanding 8.750% notes, or defectively tendered outstanding 8.125% notes and outstanding 8.750% notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the new 8.125% notes and the new 8.750% notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the new 8.125% notes and new 8.750% notes and transmitting them to the holders. The exchange agent will deliver the new 8.125% notes and new 8.750% notes to holders of outstanding 8.125% notes and outstanding 8.750% notes accepted for exchange after the exchange agent receives the new 8.125% notes and new 8.750% notes.

     If for any reason, we delay acceptance for exchange of validly tendered outstanding 8.125% notes or outstanding 8.750% notes or we are unable to accept for exchange validly tendered outstanding 8.125% notes or outstanding 8.750% notes, then the exchange agent may, nevertheless, on our behalf, retain tendered outstanding 8.125% notes and outstanding 8.750% notes, without prejudice to our rights described under "-- Expiration Date; Extensions; Termination; Amendments," "-- Withdrawal of Tenders" and "-- Conditions to the Exchange Offer," subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.


     If any tendered outstanding 8.125% notes or outstanding 8.750% notes are not accepted for exchange for any reason, including if certificates are submitted evidencing more outstanding 8.125% notes or outstanding 8.750% notes than those that are tendered, certificates evidencing outstanding 8.125% notes or outstanding 8.750% notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of outstanding 8.125% notes or outstanding 8.750% notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Outstanding Securities -- Book-Entry Transfer," such outstanding 8.125% notes and outstanding 8.750% notes will be credited to the account maintained at such book-entry transfer facility from which such outstanding 8.125% notes or outstanding 8.750% notes were delivered, unless otherwise required by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the expiration date or the termination or withdrawal of the exchange offer.


     Tendering holders of outstanding 8.125% notes and outstanding 8.750% notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their outstanding 8.125% notes or outstanding 8.750% notes other than as described in "-- Transfer Taxes" or in Instruction 9 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OUTSTANDING SECURITIES

     Any beneficial owner whose outstanding 8.125% notes or outstanding 8.750% notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender outstanding 8.125% notes or outstanding 8.750% notes should contact such registered holder promptly and instruct such registered holder to tender outstanding 8.125% notes or outstanding 8.750% notes on such beneficial owner's behalf.

     Tender of Outstanding Securities Held Through DTC. The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding 8.125% notes or outstanding 8.750% notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding 8.125% notes or outstanding 8.750% notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgement from the participant in DTC tendering outstanding 8.125% notes or outstanding 8.750% notes that they have received and agree to be bound by the notice of guaranteed delivery.

     Tender of Outstanding Securities Held in Physical Form. For a holder to validly tender outstanding 8.125% notes or outstanding 8.750% notes held in physical form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

     - the exchange agent must receive certificates for tendered outstanding 8.125% notes or outstanding 8.750% notes at such address, or such outstanding 8.125% notes or outstanding 8.750% notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender outstanding 8.125% notes or outstanding 8.750% notes and who cannot comply with the procedures set forth in this prospectus for tender on a timely basis or whose outstanding 8.125% notes or outstanding 8.750% notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     LETTERS OF TRANSMITTAL AND OUTSTANDING 8.125% NOTES AND OUTSTANDING 8.750% NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

     THE METHOD OF DELIVERY OF OUTSTANDING 8.125% NOTES, OUTSTANDING 8.750% NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OUTSTANDING 8.125% NOTES AND OUTSTANDING 8.750% NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING 8.125% NOTES OR OUTSTANDING 8.750% NOTES WILL BE ACCEPTED.

     Signature Guarantees. Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

     - the letter of transmittal is signed by the registered holder of the outstanding 8.125% notes or outstanding 8.750% notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those outstanding 8.125% notes or outstanding 8.750% notes, or if any outstanding 8.125% notes or outstanding 8.750% notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any outstanding 8.125% notes or outstanding 8.750% notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

     - the outstanding 8.125% notes or outstanding 8.750% notes are tendered for the account of an eligible institution.

     An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchanges Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

     Book-Entry Transfer. The exchange agent will seek to establish a new account or utilize an outstanding account with respect to the outstanding 8.125% notes and outstanding 8.750% notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the outstanding 8.125% notes or outstanding 8.750% notes may make book-entry delivery of outstanding 8.125% notes or outstanding 8.750% notes by causing the book-entry transfer facility to transfer such outstanding 8.125% notes or outstanding 8.750% notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OUTSTANDING 8.125% NOTES AND OUTSTANDING 8.750% NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of outstanding 8.125% notes or outstanding 8.750% notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THAT BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Guaranteed Delivery. If you wish to tender your outstanding 8.125% notes or outstanding 8.750% notes and:

     - certificates representing your outstanding 8.125% notes or outstanding 8.750% notes are not lost but are not immediately available;

     - time will not permit your letter of transmittal, certificates representing your outstanding 8.125% notes or outstanding 8.750% notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

     - the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

then, you may tender if both of the following are complied with:

     - your tender is made by or through an eligible institution; and

     - on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus.

     The notice of guaranteed delivery must:

     - set forth your name and address, the registered number(s) of your outstanding 8.125% notes or outstanding 8.750% notes and the principal amount of outstanding 8.125% notes or outstanding 8.750% notes tendered;

     - state that the tender is being made thereby;

     - guarantee that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the outstanding 8.125% notes or outstanding 8.750% notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all outstanding 8.125% notes or outstanding 8.750% notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

     Other Matters. New 8.125% notes and new 8.750% notes will be issued in exchange for outstanding 8.125% notes and outstanding 8.750% notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for (or a timely book-entry confirmation with respect to) your outstanding 8.125% notes or outstanding 8.750% notes, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

     - any other documents required by the letter of transmittal.

     All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of outstanding 8.125% notes or outstanding 8.750% notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING 8.125% NOTES OR OUTSTANDING 8.750% NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of outstanding 8.125% notes and outstanding 8.750% notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding 8.125% notes or outstanding 8.750% notes.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

     Any defect or irregularity in connection with tenders of outstanding 8.125% notes or outstanding 8.750% notes must be cured within the time we determine, unless waived by us. Tenders of outstanding 8.125% notes and outstanding 8.750% notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of outstanding 8.125% notes or outstanding 8.750% notes, or will incur any liability to holders for failure to give any such notice.

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any new 8.125% notes or new 8.750% notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the new 8.125% notes or new 8.750% notes;

     - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new 8.125% notes or new 8.750% notes;

     - if you are a broker-dealer that will receive new 8.125% notes or new 8.750% notes for your own account in exchange for outstanding 8.125% notes or outstanding 8.750% notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of those new 8.125% notes or new 8.750% notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding 8.125% notes or outstanding 8.750% notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at its address set forth below under "-- Exchange Agent," or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding 8.125% notes or outstanding 8.750% notes to be withdrawn; and

     - identify the outstanding 8.125% notes or outstanding 8.750% notes to be withdrawn, including the principal amount of the outstanding 8.125% notes or outstanding 8.750% notes.

     If outstanding 8.125% notes or outstanding 8.750% notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding 8.125% notes or outstanding 8.750% notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding 8.125% notes or outstanding 8.750% notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding 8.125% notes or outstanding 8.750% notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding 8.125% notes or outstanding 8.750% notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding 8.125% notes or outstanding 8.750% notes will be credited to an account maintained with DTC for the outstanding 8.125% notes or outstanding 8.750% notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding 8.125% notes or outstanding 8.750% notes by following one of the procedures described under "-- Procedures for Tendering Outstanding Securities" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any new 8.125% notes for, any outstanding 8.125% notes tendered, nor will we be required to accept for exchange, or exchange any new 8.750% notes for, any outstanding 8.750% notes tendered, and we may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of outstanding 8.125% notes and outstanding 8.750% notes so tendered if, on or prior to the expiration date of the exchange offer, the following shall have occurred:

     - we have determined that the offering and sales under the registration statement, the filing of such registration statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, merger, offering or other transaction involving us or would otherwise require disclosure of nonpublic information that could materially and adversely affect us;

     - we have determined that the exchange offer would violate any applicable law or interpretation of the staff of the SEC; or

     - any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

     We previously agreed with holders of our debt not to issue any debt securities that have been registered with the SEC until the earlier of (1) the completion of a transaction or set of transactions the net effect of which is
(A) the opportunity for holders of the 8.25% Senior Secured Notes due 2004 of WCG Note Trust and WCG Note Corp., Inc. to tender such notes and (B) the receipt by tendering holders of newly issued Williams senior unsecured notes that have been registered with the SEC or (2) August 1, 2002. Accordingly, we will be unable to consummate this exchange offer until this condition is satisfied. On June 3, 2002, we commenced an exchange offer pursuant to which holders of the senior secured notes may exchange their notes for registered senior unsecured 9.25% notes to be issued by Williams. We expect to complete the exchange offer on July 1, 2002, at which time this condition will be satisfied.


     The conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

     ALTHOUGH WE HAVE NO PRESENT PLANS OR ARRANGEMENTS TO DO SO, WE RESERVE THE RIGHT TO AMEND, AT ANY TIME, THE TERMS OF THE EXCHANGE OFFER. WE WILL GIVE HOLDERS NOTICE OF ANY AMENDMENTS IF REQUIRED BY APPLICABLE LAW.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your outstanding 8.125% notes for new 8.125% notes or exchange your outstanding 8.750% notes for new 8.750% notes in the exchange offer, your outstanding 8.125% notes and outstanding 8.750% notes will remain outstanding and will continue to be subject to the currently applicable restrictions on transfer:

     - as set forth in the legend printed on the outstanding 8.125% notes and the outstanding 8.750% notes as a consequence of the issuance of the outstanding 8.125% notes or outstanding 8.750% notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering memorandum distributed in connection with the private offerings of the outstanding 8.125% notes and outstanding 8.750% notes.

     In general, you may not offer or sell the outstanding 8.125% notes or outstanding 8.750% notes unless they are registered under the Securities Act, or unless the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding 8.125% notes or outstanding 8.750% notes under the Securities Act. Based on interpretations of the SEC staff, you may offer for resale, resell or otherwise transfer new 8.125% notes and new 8.750% notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (1) you are not our "affiliate" within the meaning of Rule 405 under the Securities Act, (2) you acquired the new 8.125% notes or new 8.750% notes in the ordinary course of your business and (3) you have no arrangement or understanding with respect to the distribution of the new 8.125% notes or new 8.750% notes to be acquired in the exchange offer. If you tender outstanding 8.125% notes or outstanding 8.750% notes in the exchange offer for the purpose of participating in a distribution of the new 8.125% notes or new 8.750% notes:

     - you cannot rely on the applicable interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

     The trading market for outstanding 8.125% notes and outstanding 8.750% notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your outstanding 8.125% notes and outstanding 8.750% notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged securities. See "Risk Factors -- Risks Arising from the Exchange Offer."

EXCHANGE AGENT

     Bank One Trust Company, N.A., has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for outstanding 8.125% notes, outstanding 8.750% notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                              Bank One Trust Company, N.A.
                                    1 Bank One Plaza
                                   Mail Code IL1-0134
                              Chicago, Illinois 60670-0134
                               Attention: Exchanges Floor
                            Global Corporate Trust Services

                            (800) 524-9472 (call toll free)


TRANSFER TAXES

     We will pay all transfer taxes applicable to the transfer and exchange of outstanding 8.125% notes and outstanding 8.750% notes pursuant to the exchange offer. If, however:

     - delivery of the new 8.125% notes or new 8.750% notes and/or certificates for outstanding 8.125% notes or outstanding 8.750% notes for principal amounts not exchanged, are to be made to any person other than the record holder of the outstanding 8.125% notes or outstanding 8.750% notes tendered;

     - tendered certificates for outstanding 8.125% notes or outstanding 8.750% notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of outstanding 8.125% notes or outstanding 8.750% notes to us or our order,

then the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the new 8.125% notes or new 8.750% notes.

                       DESCRIPTION OF THE NEW SECURITIES


     We will issue the new 8.125% notes and the new 8.750% notes under an indenture dated as of November 10, 1997, as amended by a seventh supplemental indenture between us and Bank One Trust Company, N.A., as trustee. The outstanding 8.125% notes and the outstanding 8.750% notes were also issued under this indenture and supplemental indenture. The terms of the outstanding 8.125% notes and the outstanding 8.750% notes are identical in all material respects to the terms of the new 8.125% notes and the new 8.750% notes, respectively, except that the outstanding 8.125% notes and the outstanding 8.750% notes contain terms with respect to transfer restrictions (and therefore are not freely tradeable).


     The terms of the 8.125% notes and the 8.750% notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The following description is a summary of the material provisions of the 8.125% notes, the 8.750% notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture and each of the supplemental indentures because it, and not this description, defines your rights as holders of the 8.125% notes and the 8.750% notes. Copies of the indenture and the seventh supplemental indenture are available at the offices of the trustee and have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

TERMS AND CONDITIONS

     The new 8.125% notes will mature on March 15, 2012. The new 8.125% notes will bear interest from their date of issuance at the rate of 8.125% per year.

     The new 8.750% notes will mature on March 15, 2032. The new 8.750% notes will bear interest from their date of issuance at the rate of 8.750% per year.


     Interest will be payable semi-annually on March 15 and September 15 of each year, beginning September 16, 2002, to the person in whose names the new 8.125% notes or the new 8.750% notes are registered at the close of business on the preceding March 1 and September 1, respectively, subject to certain exceptions. Holders of new 8.125% notes and new 8.750% notes will receive interest from March 19, 2002, the date of original issuance of the outstanding 8.125% notes and the outstanding 8.750% notes, or from the date of the last payment of interest on the outstanding 8.125% notes or the outstanding 8.750% notes, whichever is later. Interest on the new 8.125% notes and the new 8.750% notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.


     The new 8.125% notes and the new 8.750% notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness.

     The new 8.125% notes and the new 8.750% notes will be redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

     - 100% of the principal amount of the new 8.125% notes or the new 8.750% notes then outstanding to be redeemed, or

     - the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined below, plus 37.5 basis points, plus accrued interest thereon to the date of redemption.

     We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the new 8.125% notes or new 8.750% notes to be redeemed.

     Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the new 8.125% notes and the new 8.750% notes or portions thereof called for redemption.

     There is no provision for a sinking fund applicable to the notes.

     We may, from time to time, without the consent of the existing holders of the relevant series of notes, issue additional notes under the indenture having the same ranking and the same interest rate, maturity and other terms as the notes of such series in all respects except the issue date, the issue price and the initial interest payment date. Any additional notes will, together with the applicable notes, constitute a single series of notes under the indenture.

COVENANTS

     Liens. The indenture refers to any of our instruments securing indebtedness, such as a mortgage, pledge, lien, security interest or encumbrance on any of our property, as a "mortgage." The indenture further provides that, subject to certain exceptions, we will not, nor will we permit any subsidiary to, issue, assume or guarantee any indebtedness secured by a mortgage unless we provide equal and proportionate security for the senior debt securities, including new 8.125% notes and the new 8.750% notes, we issue under the indenture. Among these exceptions are:

     - certain purchase money mortgages;

     - certain preexisting mortgages on any property acquired or constructed by us or a subsidiary;

     - certain mortgages created within one year after completion of such acquisition or construction;

     - certain mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction;

     - mortgages on property of a subsidiary existing at the time it became our subsidiary; and

     - mortgages, other than as specifically excepted, in an aggregate amount which, at the time of, and after giving effect to, the incurrence does not exceed five percent of Consolidated Net Tangible Assets, as defined below.

     Consolidation, Merger, Conveyance of Assets. The indenture provides, in general, that we will not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

     - the corporation, limited liability company, limited partnership, joint stock company or trust formed by such consolidation or into which we are merged or the person which acquires such assets expressly assumes our obligations under the indenture and the debt securities issued under the indenture; and

     - immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.


MODIFICATION OF THE INDENTURE


     The indenture provides that we and the trustee may enter into supplemental indentures which conform to the provisions of the Trust Indenture Act of 1939 without the consent of the holders to, in general:

     - secure any debt securities;

     - evidence the assumption by a successor person of our obligations;

     - add further covenants for the protection of the holders;

     - cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not adversely affect the interests of the holders;

     - establish the form or terms of debt securities of any series; and

     - evidence the acceptance of appointment by a successor trustee.

     The indenture also permits us and the trustee to:

     - add any provisions to the indenture;

     - change in any manner the indenture;

     - eliminate any of the provisions of the indenture; and

     - modify in any way the rights of the holders of debt securities of each series affected.

     The above actions require the consent of the holders of at least a majority in principal amount of debt securities of each series issued under the indenture then outstanding and affected. These holders will vote as one class to approve such changes. The 8.125% notes and the 8.750% notes will constitute two different series under the indenture.

     Such changes must, however, conform to the Trust Indenture Act of 1939 and we and the trustee may not, without the consent of each holder of outstanding debt securities affected thereby:

     - extend the final maturity of the principal of any debt securities;

     - reduce the principal amount of any debt securities;

     - reduce the rate or extend the time of payment of interest on any debt securities;

     - reduce any amount payable on redemption of any debt securities;

     - change the currency in which the principal, including any amount in respect of original issue discount, or interest on any debt securities is payable;

     - reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

     - alter certain provisions of the indenture relating to debt securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court;

     - impair the right to institute suit for the enforcement of any payment on any debt securities when due; or

     - reduce the percentage in principal amount of debt securities of any series issued under the indenture, the consent of the holders of which is required for any such modification.

EVENTS OF DEFAULT

     In general, the indenture defines an event of default with respect to debt securities of any series issued under the indenture as being:

          (a) default in payment of any principal of the debt securities of such series, either at maturity, upon any redemption, by declaration or otherwise;

          (b) default for 30 days in payment of any interest on any debt securities of such series unless otherwise provided;

          (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the debt securities of such series or the indenture other than

        - default in or breach of a covenant which is dealt with otherwise below, or

        - if certain conditions are met, if the events of default described in this clause (c) are the result of changes in generally accepted accounting principles; or

          (d) certain events of bankruptcy, insolvency or reorganization of us.

     In general, the indenture provides that if an event of default described in clauses (a), (b) or (c) above occurs and does not affect all series of debt securities then outstanding, the trustee or the holders of debt securities may then declare the following amounts to be due and payable immediately:

     - the entire principal of all debt securities of each series affected by the event of default; and

     - the interest accrued on such principal.

     Such a declaration by the holders requires the approval of at least 25 percent in principal amount of the debt securities of each series issued under the indenture and then outstanding, treated as one class, which are affected by the event of default.

     The indenture also generally provides that if a default described in clause
(c) above which is applicable to all series of debt securities then outstanding or certain events of bankruptcy, insolvency and reorganization of us occur and are continuing, the trustee or the holders of debt securities may declare the entire principal of all such debt securities and interest accrued thereon to be due and payable immediately. This declaration by the holders requires the approval of at least 25 percent in principal amount of all debt securities issued under the indenture and then outstanding, treated as one class. Upon certain conditions, the holders of a majority in aggregate principal amount of the debt securities of all such affected series then outstanding may annul such declarations and waive the past defaults. However, the majority holders may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on such debt securities.

     The indenture provides that the holders of debt securities issued under the indenture, treated as one class, will indemnify the trustee before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee's duty to act with the required standard of care during a default. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, treated as one class, issued under the indenture may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the trustee, or

     - exercising any trust or power conferred on the trustee.

     This right of the holders of debt securities is, however, subject to the provisions in the indenture providing for the indemnification of the trustee and other specified limitations.

     In general, the indenture provides that holders of debt securities issued under the indenture may only institute an action against us under the indenture if the following four conditions are fulfilled:

     - the holder previously has given to the trustee written notice of default and the default continues;

     - the holders of at least 25 percent in principal amount of the debt securities of each affected series (treated as one class) issued under the indenture and then outstanding have both (1) requested the trustee to institute such action and (2) offered the trustee reasonable indemnity;

     - the trustee has not instituted such action within 60 days of receipt of such request; and

     - the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (treated as one class) issued under the indenture and then outstanding.

     The above four conditions do not apply to actions by holders of the debt securities under the indenture against us for payment of principal or interest on or after the due date provided. The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We can discharge or defease our obligations under the indenture as set forth below.

     Under terms satisfactory to the trustee, we may discharge certain obligations to holders of any series of debt securities issued under the indenture which have not already been delivered to the trustee for cancellation. Such debt securities must also:

     - have become due and payable;

     - be due and payable by their terms within one year; or

     - be scheduled for redemption by their terms within one year.

     We may discharge any series of debt securities by irrevocably depositing an amount certified to be sufficient to pay at maturity or upon redemption the principal of and interest on such debt securities. We may make such deposit in cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as defined in the indenture.

     We may also, upon satisfaction of the conditions listed below, discharge certain obligations to holders of any series of debt securities issued under the indenture at any time ("Defeasance"). Under terms satisfactory to the trustee, we may be released with respect to any outstanding series of debt securities issued under the indenture from the obligations imposed by sections 3.6 and 9.1 of the indenture. These sections contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets. Also, under terms satisfactory to the trustee, we may avoid compliance with these sections without creating an event of default ("Covenant Defeasance"). Defeasance or Covenant Defeasance may be effected only if, among other things:

     - we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations as trust funds in an amount certified to be sufficient to pay at

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

       maturity or upon redemption the principal of and interest on all outstanding debt securities of such series issued under the indenture; and

     - we deliver to the trustee an opinion of counsel to the effect that the holders of this series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance or Covenant Defeasance. Such opinion must further state that these holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Defeasance or Covenant Defeasance had not occurred. In the case of a Defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the indenture, since this result would not occur under current tax law.

CONCERNING THE TRUSTEE

     The trustee is one of a number of banks with which we and our subsidiaries maintain ordinary banking relationships and with which we and our subsidiaries maintain credit facilities.

GOVERNING LAW

     The indenture, the new 8.125% notes and the new 8.750% notes are governed by, and construed in accordance with, the laws of the State of New York.

DEFINED TERMS

     Set forth below are some of the definitions of the defined terms used in this prospectus in describing the new 8.125% notes and the new 8.750% notes.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Consolidated Funded Indebtedness" means the aggregate of all outstanding Funded Indebtedness of Williams and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of Williams and its consolidated subsidiaries less, in general:

     - intangible assets;

     - current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income;

     - reserves;

     - advances to finance oil or natural gas exploration and development to the extent that the indebtedness related thereto is excluded from Funded Indebtedness;

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

     - an amount equal to the amount excluded from Funded Indebtedness representing the "production payment" financing of oil and gas exploration and development; and

     - minority stockholder interests.

     "Funded Indebtedness" means any indebtedness which matures more than one year after the date the amount of Funded Indebtedness is being determined, less any such indebtedness as will be retired by any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund or otherwise. Funded Indebtedness does not, however, include indebtedness of Williams or any of its subsidiaries incurred to finance outstanding advances to others to finance oil or natural gas exploration and development, to the extent that the latter are not in default in their obligations to Williams or such subsidiary. Funded Indebtedness also does not include indebtedness of Williams or any of its subsidiaries incurred to finance oil or natural gas exploration and development through what is commonly referred to as a "production payment" to the extent that Williams or any of its subsidiaries have not guaranteed the repayment of the production payment.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

     "Reference Treasury Dealers" means Lehman Brothers Inc. and J.P. Morgan Securities Inc. and their respective successors and, at our option, additional primary U.S. Government securities dealers ("Primary Treasury Dealers"); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

     Investors should note that the term "subsidiary," as used in this section describing the notes, refers only to a corporation of which Williams, or another subsidiary or subsidiaries of Williams, own at least a majority of the outstanding securities which have voting power.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The new 8.125% notes and new 8.750% notes will be evidenced by one or more certificates in registered global form, which will be deposited with, or on behalf of, The Depository Trust Company (DTC) in New York, New York and registered in the name of Cede & Co., DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor to DTC or its nominee.

DEPOSITARY PROCEDURES

     DTC has advised us that it is a:

     - limited-purpose trust company organized under the laws of the State of New York;

     - banking organization within the meaning of the laws of the State of New York;

     - member of the Federal Reserve System;

     - clearing corporation within the meaning of the New York Uniform Commercial Code; and

     - clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant also have access to DTC's book-entry system.

     Holders of new 8.125% notes and new 8.750% notes may hold their beneficial interests in the securities directly as a participant in DTC or indirectly through organizations that are participants in DTC.

     Upon deposit of the global notes with DTC, DTC will credit, on its book-entry registration and transfer system, the accounts of those participants designated by the Exchange Agent with the principal amounts of the global notes held by or through the participants. The records of DTC will show ownership and effect the transfer of ownership of the global notes by its participants. The records of the participants will show ownership and effect the transfer of ownership of the global notes by persons holding beneficial interests in the global notes through them. In the case of beneficial interests held by or though participants in Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, societe anonyme, DTC will credit the accounts of their respective depositaries with the principal amounts of the global notes beneficially owned by or through Euroclear and Clearstream, respectively. These records of DTC will show ownership and effect the transfer of ownership of the global notes by the respective depositaries for Euroclear and Clearstream. The records of these depositaries will show ownership and effect the transfer of ownership of the global notes by Euroclear and Clearstream, respectively. The records of Euroclear and Clearstream will show ownership and effect the transfer of ownership of the global notes by their participants. The records of the participants will show ownership or transfer of ownership of the global notes by persons holding through them.

     So long as DTC or its nominee is the registered owner of the global notes, it will be considered the sole owner and holder of the securities for all purposes under the indenture. Except as set forth below, if you own a beneficial interest in global notes, you will not:

     - be entitled to have the securities registered in your name;

     - receive or be entitled to receive physical delivery of a certificate in definitive form representing the securities; or

     - be considered the owner or holder of the securities under the indenture for any purpose, including with respect to the giving of any directions, approvals or instructions to the trustee.

     Therefore, if you are required by state law to take physical delivery of the securities in definitive form, you may not be able to own, transfer or pledge beneficial interests in the global notes. In addition, the lack of a physical certificate evidencing your beneficial interests in the global notes may limit your ability to pledge the interests to a person or entity that is not a participant in DTC.

     If you own beneficial interests in a global note, you will have to rely on the procedures of DTC and, if you are not a participant in DTC, the procedures of the participant through which you hold your beneficial interests, to exercise your rights as a holder under the indenture. DTC has advised us that it will take any action permitted to be taken by a holder of beneficial interests in the global notes only at the direction of one or more of the participants to whose accounts the interests are credited. We understand that, under existing industry practice, when a beneficial owner of a global note wants to give any notice or take any action that a registered holder is entitled to take, at our request or under the indenture, DTC will authorize the participant to give the notice or take the action, and the participant will authorize its beneficial owners to give the notice or take the action. Accordingly, we and the trustee will treat as a holder anyone designated as such in writing by DTC for purposes of obtaining any consents or directions required under the indenture.

     We will pay the principal of, and interest on, the global notes through the trustee or paying agent to DTC or its nominee, as the registered holder of the global notes, in immediately available funds. We expect DTC or its nominee, upon receipt of any payments, to immediately credit each participant's account with payments in amounts proportionate to that participant's beneficial interest as shown on the records of DTC or its nominee.

We also expect each participant to pay each owner of beneficial interests in the global notes held through that participant in accordance with standing customer instructions and customary practices. These payments will be the sole responsibility of the participants.

     We will not, and the trustee and paying agent will not, assume any responsibility or liability for any aspect of the records relating to payments made on account of or actions taken with respect to the beneficial ownership interests in global notes, or for any other aspect of the relationship between DTC and its participants, Euroclear or Clearstream and their participants, or between the participants and the owners of beneficial interests. We, the trustee and the paying agent may conclusively rely on instructions from DTC for all purposes. We obtained the above information about DTC, Euroclear and Clearstream and their book-entry systems from sources we believe are reliable, but we take no responsibility for the accuracy of the information.

SETTLEMENT PROCEDURES

     Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and procedures and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

     Secondary market trading between participants of Euroclear and/or Clearstream will occur in the ordinary way in accordance with each of its rules and procedures and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. The respective depositaries for Euroclear and Clearstream will effect transfers in global notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, in accordance with DTC's procedures and will settle them in same-day funds. These depositaries must deliver instructions to Euroclear or Clearstream in accordance with Euroclear's or Clearstream's procedures. If the transfer meets its settlement requirements, Euroclear or Clearstream will instruct its respective depositary to effect final settlement on its behalf by delivering or receiving interests in the global notes in its accounts with DTC and making or receiving payment in accordance with normal procedures of same-day funds settlement applicable to DTC. Participants in Euroclear and Clearstream may not deliver instructions directly to the depositaries for Euroclear and Clearstream.

     Because of time zone differences, the accounts of Euroclear and Clearstream participants purchasing beneficial interests in the global notes from DTC participants will be credited with the securities purchased, and the crediting will be reported to the Euroclear and Clearstream participants, on the securities settlement processing day immediately following the DTC settlement processing day. Likewise, the accounts of Euroclear and Clearstream participants selling beneficial interests in the global notes to DTC participants will be credited with the cash received on the DTC settlement processing day, but the cash will not be available until the settlement processing day immediately following the DTC settlement processing day.

     Although DTC, Euroclear and Clearstream have agreed to the procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures. These procedures may be changed or discontinued at any time. We take no responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     We will exchange beneficial interests in global notes for certificated notes only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for the global notes;

     - DTC ceases to be a clearing agency registered under the Exchange Act; or

     - we decide at any time not to have the securities represented by global notes and so notify the trustee.

     If there is an exchange, we will issue certificated notes in authorized denominations and registered in the names which DTC directs.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the material U.S. federal income tax consequences associated with the exchange of outstanding securities for the new securities in the exchange offer. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular holder or to certain holders subject to special treatment under U.S. federal income tax laws. This discussion is limited to persons that hold their outstanding securities and new securities as capital assets. We have not sought, and do not intend to seek, a ruling from the IRS regarding the matters discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. PROSPECTIVE INVESTORS MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NEW SECURITIES, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

     For purposes of this discussion, a holder who is a U.S. person means any one of the following:

     - a citizen or resident of the United States;

     - a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, the administration of which is subject to the primary supervision of the U.S. courts and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of new securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

     As used herein, the term "U.S. holder" means a holder that is a U.S. person and the term "non-U.S. holder" means a holder that is not a U.S. person.

     As used herein, the term "new securities" means the new 8.125% notes and the new 8.750% notes.

     As used herein, the term "outstanding securities" means the outstanding 8.125% notes and the outstanding 8.750% notes.

EXCHANGE OF OUTSTANDING SECURITIES FOR NEW SECURITIES

     The exchange of the outstanding securities for the new securities issued in the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the new securities issued in the exchange offer will not be considered to differ materially in kind or extent from the outstanding securities. Rather, the new securities issued in the exchange offer received by a holder will be treated as a continuation of the outstanding securities in the hands of such holder. As a result, no gain or loss will be recognized by a holder who exchanges outstanding securities for new securities in the exchange offer and any exchanging holder of outstanding securities will have the same tax basis and holding period in, and income in respect of, the new securities as such holder had in the outstanding securities immediately prior to the exchange.

U.S. HOLDERS

     Payments of Interest. Payments of interest on new securities generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes).

     Disposition of New Securities. Upon the sale or other disposition of a new security, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in the new security. For these purposes, the amount realized on the sale or other disposition of a new security does not include any amount received attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Capital gain or loss on the sale or other disposition of a new security will be long-term capital gain or loss if the holder's holding period in the new security is more than one year at the time of the sale or other disposition.

NON-U.S. HOLDERS

     Payments of Interest. Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a new security to any non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax, provided that all of the following are true:

     - the interest on the new security is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States;

     - the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     - the non-U.S. holder is not a "controlled foreign corporation" with respect to which we are a "related person" for U.S. federal income tax purposes; and

     - the non-U.S. holder either (A) certifies, on Form W-8BEN (or a permissible substitute or successor form) under penalties of perjury, that it is a non-U.S. holder and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the new securities, certifies under penalties of perjury that an IRS Form W-8BEN (or a permissible substitute or successor form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     Interest paid to a non-U.S. holder that does not qualify for exemption from withholding tax generally will be subject to withholding of U.S. federal income tax unless the non-U.S. holder of the new securities provides us or our paying agent, as the case may be, with a properly executed:

          (i) IRS Form W-8BEN (or a permissible substitute or successor form) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

          (ii) IRS Form W-8ECI (or a permissible substitute or successor form) stating that the interest paid on new securities is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States.

     Non-U.S. holders should consult any applicable income tax treaties, which may provide for exemption from (or reduction in) U.S. withholding and other for other rules different from those described above.

     Interest that is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder will be subject to U.S. federal income tax imposed on a net income on the same basis that applies to U.S. persons generally and, for corporate holders, under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

     Disposition of New Securities. Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a non-U.S. holder on the sale or other disposition of new securities generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the U.S. or (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

     Gain that is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder will be subject to U.S. federal income tax imposed on a net income on the same basis that applies to U.S. persons generally and, for corporate holders, under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, we must report annually to the IRS and to each holder the amounts of interest that we paid to that holder, and the amount of tax, if any, that we withheld on the interest. This information may also be made available to the tax authorities of a country in which a non-U.S. holder resides.

     Under current U.S. Treasury regulations, backup withholding will generally apply to payments to persons that fail to furnish certain required information. Backup withholding generally will not apply to payments made in respect of new securities held by a non-U.S. holder, if the holder properly certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, a non-U.S. holder will provide this information on IRS Form W-8BEN.

     The payment of proceeds from the disposition of new securities to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting (and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption). In the case of the payment of proceeds from the disposition of new securities to or through a non-U.S. office of a U.S. broker, or foreign brokers with certain types of relationships to the United States, information reporting, but not backup withholding, will be required on the payment, unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or credit against such non-U.S. holder's federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new 8.125% notes and new 8.750% notes issued under the exchange offer in exchange for the outstanding 8.125% notes and outstanding 8.750% notes if:

     - you acquire the new 8.125% notes or new 8.750% notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new 8.125% notes or new 8.750% notes.

     Broker-dealers receiving new 8.125% notes or new 8.750% notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new 8.125% notes and new 8.750% notes.

     We believe that you may not transfer new 8.125% notes or new 8.750% notes issued under the exchange offer in exchange for the outstanding 8.125% notes or outstanding 8.750% notes if you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer that acquired outstanding 8.125% notes or outstanding 8.750% notes directly from us; or

     - a broker-dealer that acquired outstanding 8.125% notes or outstanding 8.750% notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

     To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding 8.125% notes or outstanding 8.750% notes, with the prospectus contained in the exchange offer registration statement. We have agreed to permit participating broker-dealers to use this prospectus in connection with the resale of new 8.125% notes and new 8.750% notes.

     If you wish to exchange your outstanding 8.125% notes for new 8.125% notes or your outstanding 8.750% notes for new 8.750% notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer -- Exchange Terms" and "-- Procedures for Tendering Outstanding
Securities -- Other Matters" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new 8.125% notes or new 8.750% notes for your own account in exchange for outstanding 8.125% notes or outstanding 8.750% notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new 8.125% notes or new 8.750% notes. See "The Exchange
Offer -- Resale of New Securities."

     We will not receive any proceeds from any sale of new 8.125% notes or new 8.750% notes by broker-dealers or from any other person. Broker-dealers who receive new 8.125% notes or new 8.750% notes for their own account in the exchange offer may sell them from time to time in one or more transactions:

     - in the over-the-counter market;

     - in negotiated transactions;

     - through the writing of options on the new 8.125% notes or new 8.750% notes or a combination of such methods of resale;

     - at market prices prevailing at the time of resale; and

     - at prices related to such prevailing market prices or negotiated prices.

     Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new 8.125% notes or new 8.750% notes. Any broker-dealer that resells new 8.125% notes or new 8.750% notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new 8.125% notes or new 8.750% notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new 8.125% notes or new 8.750% notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the outstanding 8.125% notes and outstanding 8.750% notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

                           FORWARD-LOOKING STATEMENTS


     Certain matters discussed in this prospectus, excluding historical information, include forward-looking statements -- statements that discuss our expected future results based on current and pending business operations. Forward-looking statements can be identified by words such as "anticipates," "believes," "expects," "planned," "scheduled" or similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this prospectus. Additional information about issues that could lead to material changes in performance is contained in our Annual Report on Form 10-K/A for the year ended December 31, 2001 which is incorporated by reference in this prospectus.

                                 LEGAL MATTERS


     The validity of the new 8.125% notes and the new 8.750% notes will be passed upon by William G. von Glahn, Esq., Senior Vice President and General Counsel of Williams. As of March 31, 2002, Mr. von Glahn was the beneficial holder of 402,402 shares of Williams common stock (including 268,010 shares subject to stock options exercisable within 60 days, deferred stock awards and Williams' 401(k) retirement plan). Mr. von Glahn is a participant in Williams' stock option plan and various other employee benefit plans offered to employees of Williams. Skadden, Arps, Slate, Meagher & Flom (Illinois), special tax counsel for Williams, will pass upon the discussion set forth under the heading "Material United States Federal Income Tax Considerations" on page 35.


                                    EXPERTS


     The consolidated financial statements and schedule of Williams at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 appearing in Williams' Form 8-K filed with the Securities and Exchange Commission on May 28, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 233 Broadway, New York, New York 10005. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

     The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. The reports, proxy and information statements and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the exchange offer is completed:


     - our annual report on Form 10-K for the year ended December 31, 2001;



     - our annual report on Form 10-K/A for the year ended December 31, 2001;



     - our quarterly report on Form 10-Q for the quarter ended March 31, 2002;

     - our current reports on Form 8-K filed January 4, 2002, January 23, 2002, January 30, 2002, February 5, 2001, February 19, 2002, March 7, 2002 (two filed on this date), March 8, 2002, March 13, 2002 (two filed on this date), March 20, 2002, March 27, 2002, March 28, 2002 (two filed on this date) and April 1, 2002, April 15, 2002, April 25, 2002, April 26, 2002,
       May 3, 2002, May 22, 2002 (two filed on this date), May 28, 2002 (two filed on this date), June 6, 2002, June 12, 2002 and June 24, 2002 (two filed on this date);


     - our current report on Form 8-K/A filed March 20, 2002; and

     - our definitive proxy statement on Schedule 14A filed March 29, 2002.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address:

                              The Williams Companies, Inc.
                                  One Williams Center
                                 Tulsa, Oklahoma 74172
                             Attention: Corporate Secretary
                               Telephone: (918) 573-2000


     ANY REQUEST FOR THESE FILINGS SHOULD BE MADE BY       , 2002 TO ENSURE
TIMELY DELIVERY OF THE FILINGS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE
OFFER.


     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information in this document is current as of any date other than the date on the front page of this prospectus.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Williams, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of Williams. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of Williams provide for indemnification by Williams of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Williams has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by Williams under which the directors and officers of Williams are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following instruments and documents are included as Exhibits to this Registration Statement.


EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
  3.1     Restated Certificate of Incorporation, as supplemented
          (filed as Exhibit 3.1 to the Registration Statement on Form
          S-3 filed April 4, 2002, file number 333-85540).*
  3.2     Restated Bylaws (filed as Exhibit 99.1 to Form 8-K filed
          January 19, 2000).*
  4.1     Form of Senior Debt Indenture between the registrant and
          Bank One Trust Company, N.A. (formerly The First National
          Bank of Chicago), as trustee (filed as Exhibit 4.1 to the
          Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*
  4.2     Seventh Supplemental Indenture, dated March 19, 2002,
          between the registrant and Bank One Trust Company, N.A., as trustee.**
  4.3     Registration Rights Agreement, dated March 19, 2002, among the registrant and the initial purchasers named therein.**
  5.1     Opinion of William G. von Glahn, Esq., as to the validity of the new 8.125% notes and the new 8.750% notes.**
  8.1     Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois),
          as to certain tax matters.**
 10.1     Purchase Agreement, dated March 14, 2002, among the
          registrant and the initial purchasers named therein.**
 12.1     Statement regarding Computation of Ratios of Earnings to
          Combined Fixed Charges and Preferred Stock Dividend
          Requirements (filed as Exhibit 12 to the Current Report on
          Form 8-K filed May 28, 2002 and Exhibit 12 to the Quarterly
          Report filed on Form 10-Q for the quarter ended March 31,
          2002).*
 21       Subsidiaries of the registrant (filed as Exhibit 21 to the
          Annual Report on Form 10-K for the year ended December 31,
          2001).*

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
 23.1     Consent of Ernst & Young LLP.
 23.2     Consent of William G. von Glahn, Esq. (contained in Exhibit
          5.1).
 23.3     Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
          (contained in Exhibit 8.1).
 24.1     Power of Attorney.**
 24.2     Certified copy of resolutions authorizing signatures
          pursuant to Power of Attorney.**
 25.1     Statement of Eligibility of Bank One Trust Company, N.A., as
          trustee, on Form T-1 with respect to the issuance of 8.125%
          Notes due March 15, 2012 and 8.750% Notes due March 15,
          2032, by the registrant pursuant to the Indenture between
          the registrant and Bank One Trust Company, N.A., as
          trustee.**
 99.1     Form of Letter of Transmittal.**
 99.2     Form of Notice of Guaranteed Delivery.**
 99.3     Form of Letter to Registered Holders and DTC Participants.**
 99.4     Form of Letter to Clients.**
 99.5     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.**


---------------

 * Indicates exhibits incorporated by reference as indicated.


** Previously filed.


ITEM 22. UNDERTAKINGS


     (a) The undersigned registrant hereby undertakes:



          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.



     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa and State of Oklahoma on the 24th day of June, 2002.


                                          THE WILLIAMS COMPANIES, INC.

                                          By:     /s/ SUZANNE H. COSTIN
                                            ------------------------------------
                                            Name: Suzanne H. Costin
                                            Title:   Attorney-in-Fact


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----

              /s/ STEVEN J. MALCOLM*                 President, Chief Executive Officer    June 24, 2002
 ------------------------------------------------     and Director (Principal Executive
                Steven J. Malcolm                                 Officer)


              /s/ JACK D. MCCARTHY*                   Senior Vice President -- Finance     June 24, 2002
 ------------------------------------------------       (Principal Financial Officer)
                 Jack D. McCarthy


               /s/ GARY R. BELITZ*                    Controller (Principal Accounting     June 24, 2002
 ------------------------------------------------                 Officer)
                  Gary R. Belitz


               /s/ HUGH M. CHAPMAN*                               Director                 June 24, 2002
 ------------------------------------------------
                 Hugh M. Chapman


            /s/ THOMAS H. CRUIKSHANK*                             Director                 June 24, 2002
 ------------------------------------------------
               Thomas H. Cruikshank


              /s/ WILLIAM E. GREEN*                               Director                 June 24, 2002
 ------------------------------------------------
                 William E. Green


                 /s/ IRA D. HALL*                                 Director                 June 24, 2002
 ------------------------------------------------
                   Ira D. Hall


                /s/ W. R. HOWELL*                                 Director                 June 24, 2002
 ------------------------------------------------
                   W. R. Howell


               /s/ JAMES C. LEWIS*                                Director                 June 24, 2002
 ------------------------------------------------
                  James C. Lewis


              /s/ CHARLES M. LILLIS*                              Director                 June 24, 2002
 ------------------------------------------------
                Charles M. Lillis

                    SIGNATURE                                       TITLE                      DATE
                    ---------                                       -----                      ----

               /s/ GEORGE A. LORCH*                               Director                 June 24, 2002
 ------------------------------------------------
                 George A. Lorch


              /s/ FRANK T. MACINNIS*                              Director                 June 24, 2002
 ------------------------------------------------
                Frank T. MacInnis


              /s/ GORDON R. PARKER*                               Director                 June 24, 2002
 ------------------------------------------------
                 Gordon R. Parker


              /s/ JANICE D. STONEY*                               Director                 June 24, 2002
 ------------------------------------------------
                 Janice D. Stoney


             /s/ JOSEPH H. WILLIAMS*                              Director                 June 24, 2002
 ------------------------------------------------
                Joseph H. Williams

 *By:             /s/ SUZANNE H. COSTIN
        -----------------------------------------
                    Suzanne H. Costin
                     Attorney-in-Fact
                   Dated: June 24, 2002

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
  3.1     Restated Certificate of Incorporation, as supplemented
          (filed as Exhibit 3.1 to the Registration Statement on Form
          S-3 filed April 4, 2002, file number 333-85540).*
  3.2     Restated Bylaws (filed as Exhibit 99.1 to Form 8-K filed
          January 19, 2000).*
  4.1     Form of Senior Debt Indenture between the registrant and
          Bank One Trust Company, N.A. (formerly The First National
          Bank of Chicago), as trustee (filed as Exhibit 4.1 to the
          Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*
  4.2     Seventh Supplemental Indenture, dated March 19, 2002,
          between the registrant and Bank One Trust Company, N.A., as trustee.**
  4.3     Registration Rights Agreement, dated March 19, 2002, among the registrant and the initial purchasers named therein.**
  5.1     Opinion of William G. von Glahn, Esq., as to the validity of the new 8.125% notes and the new 8.750% notes.**
  8.1     Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois),
          as to certain tax matters.**
 10.1     Purchase Agreement, dated March 14, 2002, among the
          registrant and the initial purchasers named therein.**
 12.1     Statement regarding Computation of Ratios of Earnings to
          Combined Fixed Charges and Preferred Stock Dividend
          Requirements (filed as Exhibit 12 to the Quarterly Report on
          Form 8-K filed May 28, 2002 and Exhibit 12 to the Quarterly
          Report filed on Form 10-Q for the quarter ended March 31,
          2002).*
 21       Subsidiaries of the registrant (filed as Exhibit 21 to the
          Annual Report on Form 10-K for the year ended December 31,
          2001).*
 23.1     Consent of Ernst & Young LLP.
 23.2     Consent of William G. von Glahn, Esq. (contained in Exhibit
          5.1).
 23.3     Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
          (contained in Exhibit 8.1).
 24.1     Power of Attorney.**
 24.2     Certified copy of resolutions authorizing signatures
          pursuant to Power of Attorney.**
 25.1     Statement of Eligibility of Bank One Trust Company, N.A., as
          trustee, on Form T-1 with respect to the issuance of 8.125%
          Notes due March 15, 2012 and 8.750% Notes due March 15,
          2032, by the registrant pursuant to the Indenture between
          the registrant and Bank One Trust Company, N.A., as
          trustee.**
 99.1     Form of Letter of Transmittal.**
 99.2     Form of Notice of Guaranteed Delivery.**
 99.3     Form of Letter to Registered Holders and DTC Participants.**
 99.4     Form of Letter to Clients.**
 99.5     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.**


---------------

 * Indicates exhibits incorporated by reference as indicated.


** Previously filed.